Exhibit 99.1

Assured Guaranty Corp.

Condensed Consolidated Financial Statements

(Unaudited)

September 30, 2020

Assured Guaranty Corp.

Index to Condensed Consolidated Financial Statements

September 30, 2020

Assured Guaranty Corp.

Condensed Consolidated Balance Sheets (unaudited)

(dollars in millions except par value and share amounts)

	As of
	September 30, 2020	December 31, 2019
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $2,191 and $2,388, allowance for credit loss of $18 at September 30, 2020)	$2,364	$2,566
Short-term investments, at fair value	104	88
Equity method investments	409	391
Other invested assets, at fair value	1	1
Total investment portfolio	2,878	3,046
Loan receivable from parent	88	88
Cash	12	48
Premiums receivable, net of commissions payable	264	255
Ceded unearned premium reserve	207	219
Reinsurance recoverable on unpaid losses	141	125
Salvage and subrogation recoverable	415	306
Financial guaranty variable interest entities’ assets, at fair value	51	49
Other assets (includes $61 and $63 measured at fair value)	186	211
Total assets	$4,242	$4,347
Liabilities and shareholder's equity
Unearned premium reserve	$849	$903
Loss and loss adjustment expense reserve	421	414
Reinsurance balances payable, net	135	128
Note payable to affiliate	300	300
Credit derivative liabilities, at fair value	156	190
Financial guaranty variable interest entities’ liabilities, at fair value (with recourse of $50 and $47, without recourse of $1 and $1)	51	48
Other liabilities	78	87
Total liabilities	1,990	2,070
Commitments and contingencies (see Note 12)
Preferred stock ($1,000 par value, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock (493,339 shares authorized,14,173 shares issued and outstanding, with par value of $1,058.38)	15	15
Additional paid-in capital	742	742
Retained earnings	1,324	1,364
Accumulated other comprehensive income, net of tax of $30 and $27	171	156
Total shareholder's equity	2,252	2,277
Total liabilities and shareholder's equity	$4,242	$4,347

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Operations (unaudited)

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Net earned premiums	$22	$36	$72	$99
Net investment income	24	29	78	109
Net realized investment gains (losses)	3	1	4	3
Net change in fair value of credit derivatives	(2)	5	22	(25)
Fair value gains (losses) on committed capital securities	(6)	(6)	7	(1)
Other income (loss)	5	4	5	17
Total revenues	46	69	188	202
Expenses
Loss and loss adjustment expenses	(1)	23	61	56
Interest expense on note payable to affiliate	3	3	8	8
Employee compensation and benefit expenses	8	9	26	28
Other expenses	5	7	18	20
Total expenses	15	42	113	112
Income (loss) before income taxes and equity in net earnings of investees	31	27	75	90
Equity in net earnings of investees	5	—	10	1
Income (loss) before income taxes	36	27	85	91
Provision (benefit) for income taxes	5	1	12	11
Equity in after-tax net earnings of investee	4	5	11	14
Net income (loss)	$35	$31	$84	$94

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Comprehensive Income (Loss) (unaudited)

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$35	$31	$84	$94
Change in net unrealized gains (losses) on:
Investments with no credit impairment recognized in the statement of operations, net of tax provision (benefit) of $4, $4, $3 and $20	20	15	15	77
Investments with credit impairment recognized in the statement of operations, net of tax provision (benefit) of $1, $-, $- and $(15)	1	(1)	(1)	(55)
Change in net unrealized gains (losses) on investments	21	14	14	22
Change in net unrealized gains (losses) on financial guaranty variable interest entities' liabilities with recourse, net of tax	—	—	1	1
Other comprehensive income (loss)	21	14	15	23
Comprehensive income (loss)	$56	$45	$99	$117

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.
Condensed Consolidated Statements of Shareholder's Equity (unaudited)
(dollars in millions, except share data)
For the Three Months Ended September 30, 2020

	Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at June 30, 2020	14,173	$15	$742	$1,304	$150	$2,211
Net income	—	—	—	35	—	35
Dividends	—	—	—	(15)	—	(15)
Other comprehensive income	—	—	—	—	21	21
Balance at September 30, 2020	14,173	$15	$742	$1,324	$171	$2,252

For Three Months Ended September 30, 2019

	Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at June 30, 2019	14,173	$15	$742	$1,330	$148	$2,235
Net income	—	—	—	31	—	31
Dividends	—	—	—	(15)	—	(15)
Other comprehensive income	—	—	—	—	14	14
Balance at September 30, 2019	14,173	$15	$742	$1,346	$162	$2,265

Assured Guaranty Corp.
Condensed Consolidated Statements of Shareholder's Equity (unaudited)
(dollars in millions, except share data)
For the Nine Months Ended September 30,2020

	Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2019	14,173	$15	$742	$1,364	$156	$2,277
Net income	—	—	—	84	—	84
Dividends	—	—	—	(124)	—	(124)
Other comprehensive income	—	—	—	—	15	15
Balance at September 30, 2020	14,173	$15	$742	$1,324	$171	$2,252

For the Nine Months Ended September 30,2019

	Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2018	16,393	$15	$842	$1,333	$139	$2,329
Net income	—	—	—	94	—	94
Dividends	—	—	—	(81)	—	(81)
Common stock repurchases	(2,220)	—	(100)	—	—	(100)
Other comprehensive income	—	—	—	—	23	23
Balance at September 30, 2019	14,173	$15	$742	$1,346	$162	$2,265

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Nine Months Ended September 30,
	2020	2019
Net cash flows provided by (used in) operating activities	$(131)	$7
Investing activities
Fixed-maturity securities:
Purchases	(122)	(229)
Sales	200	220
Maturities and paydowns	155	258
Short-term investments with original maturities of over three months:
Purchases	—	(11)
Sales	2	—
Maturities and paydowns	3	10
Net sales (purchases) of short-term investments with original maturities of less than three months	(21)	(19)
Paydowns on financial guaranty variable interest entities’ assets	9	64
Other	1	13
Net cash flows provided by (used in) investing activities	227	306
Financing activities
Dividends paid	(124)	(81)
Net paydowns of financial guaranty variable interest entities’ liabilities	(8)	(62)
Repurchases of common stock	—	(100)
Net cash flows provided by (used in) financing activities	(132)	(243)
Increase (decrease) in cash and restricted cash	(36)	70
Cash and restricted cash at beginning of period	48	31
Cash and restricted cash at end of period	$12	$101

Supplemental disclosure of non-cash investing activities:
Purchases of fixed-maturity investments	$—	$(6)

	As of September 30, 2020	As of September 30, 2019
Reconciliation of cash and restricted cash to the condensed consolidated balance sheets:
Cash	$12	$101
Restricted cash (included in other assets)	—	—
Cash and restricted cash at the end of period	$12	$101

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020

1.    Business and Basis of Presentation

Business

Assured Guaranty Corp. (AGC and, together with its subsidiaries, the Company), a Maryland domiciled insurance company, is an indirect and wholly-owned subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets, as well as asset management services.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment, the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

Basis of Presentation

    The unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company, including its consolidated variable interest entities (VIEs), are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim condensed consolidated financial statements are as of September 30, 2020 and cover the three-month period ended September 30, 2020 (Third Quarter 2020), the three-month period ended September 30, 2019 (Third Quarter 2019), the nine-month period ended September 30, 2020 (Nine Months 2020) and the nine-month period ended September 30, 2019 (Nine Months 2019). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP. Certain prior year balances have been reclassified to conform to the current year's presentation.

    The unaudited interim condensed consolidated financial statements include the accounts of AGC, its subsidiaries and its consolidated VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

    These unaudited interim condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 30, 2020, filed with the U.S. Securities and Exchange Commission (SEC).

    AGC owns:

•39.3% of Municipal Assurance Holdings Inc. (MAC Holdings), incorporated in Delaware. AGC's affiliate, Assured Guaranty Municipal Corp. (AGM), owns the remaining 60.7% of MAC Holdings. MAC Holdings owns 100% of Municipal Assurance Corp. (MAC), a New York domiciled insurance company.

•35% of AG Asset Strategies LLC (AGAS). AGM owns 55% of AGAS, and MAC owns 10%.

Adopted Accounting Standards

Credit Losses on Financial Instruments

                On January 1, 2020, the Company adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The following summarizes the effect of adoption on the relevant balances.

Financial Assets Carried at Amortized Cost
    This ASU provides a new current expected credit loss model (CECL) to account for credit losses on certain financial assets carried at amortized cost such as reinsurance recoverables, premiums receivable, as well as off-balance sheet exposures such as loan commitments. The new model requires an entity to estimate lifetime credit losses related to these assets, based on relevant historical information, adjusted for current conditions and reasonable and supportable forecasts that could affect the collectability of the reported amount. The Company determined that this ASU had no effect on these balances on the date of adoption or for Nine Months 2020.

Financial Assets Carried at Fair Value, not Through Net Income
The most significant effect of the adoption of this ASU is in respect of the available-for-sale investment portfolio, for which targeted amendments were made to the impairment model. Under the new guidance, credit losses are recognized as an allowance for credit loss rather than a direct write-down of the amortized cost basis of the investment. Under the previous accounting guidance for other-than-temporary impairment, or OTTI, such impairments reduced the amortized cost basis of the investment. The allowance for credit loss is limited to the excess of amortized cost over fair value, and may be reduced, with a corresponding reversal of credit loss expense, in the event that the expected cash flows of the instrument improves. The Company has elected to classify credit loss expense (including accretion and changes in the allowance for credit loss) as a component of realized gain (loss) on investments.
When amounts are deemed uncollectible, the Company writes off such amounts. Write-offs are deducted from the allowance for credit loss and the amortized cost basis is written down. Amounts that have been written off may not be reversed through the allowance for credit loss, and any subsequent recovery of such amounts is only recognized in income when received.
The assessment of whether a credit loss exists is performed each quarter and includes numerous factors including the extent to which fair value is less than amortized cost, and any adverse conditions specifically related to the security, industry, and/or geographic area, including changes in the financial condition of the issuer, or underlying loan obligors, as well as general economic and political factors. Additional factors considered, as applicable, include remaining payment terms of the security, prepayment speeds, expected defaults and the value of any embedded credit enhancements. Unlike the previous OTTI model, management may not consider the length of time an instrument has been impaired or the effect of changes in foreign exchange rates in its assessment of credit loss. If, based on an assessment of these and other relevant factors, the Company determines that a credit loss may exist, it then performs a discounted cash flow analysis to determine its best estimate of such allowance for credit loss.
This ASU also eliminates the existing guidance for purchased credit impaired (PCI) securities (such as the Company's loss mitigation securities) and introduced a new model for purchased financial assets with credit deterioration (PCD) securities. PCD securities are defined in the new guidance as financial assets that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination, as determined by an acquirer’s assessment. The ASU requires the recognition of an initial allowance for credit loss on the date of acquisition of PCD securities. Under the new guidance, the amortized cost of PCD securities on the date of acquisition is equal to the purchase price plus the allowance for credit loss, but no credit loss expense is recognized in the statement of operations on the date of acquisition. After the date of acquisition, PCD securities follow the guidance described above for the periodic assessment of credit losses in the available-for-sale investment portfolio.
For securities the Company intends to sell and securities for which it is more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost, the Company writes off any existing allowance for credit loss, and writes down the amortized cost basis of the instrument to fair value with an offset to realized gain (loss) in the statement of operations.
For all securities that were originally purchased with credit deterioration, whether or not an allowance was established on January 1, 2020, accrued interest is not separately presented, but rather is a component of the amortized cost of the instrument. For all other available-for-sale securities, a separate amount for accrued interest is reported in other assets.

The Company has elected to not measure credit losses on its accrued interest receivable and instead write off accrued interest at the earliest to occur of (i) the date it is deemed uncollectible or (ii) when it is six months past due. All write-offs of accrued interest are recorded as a reduction to interest income in the statement of operations.

The changes to the impairment model for available-for-sale securities were applied using a modified retrospective approach, and resulted in no effect to shareholders’ equity in total or by component. On the date of adoption, there was no change to the carrying value of the available-for-sale investment portfolio, other than a gross-up of amortized cost and the recording of an offsetting allowance for credit losses for securities to which the Company applied the PCD accounting model. On January 1, 2020, the Company applied the PCD accounting model to PCI securities that were not in an unrealized gain position as of December 31, 2019. The fair value of these PCI securities was $42 million and their amortized cost was $44 million as of December 31, 2019. The Company determined the allowance for credit loss for such PCD securities was $17 million on January 1, 2020. The recording of the allowance for these PCD securities on January 1, 2020 had no effect on the condensed consolidated statement of operations or any component of shareholders’ equity. Credit loss expense (benefit) was $(0.6) million in Third Quarter 2020 and $0.2 million in Nine Months 2020. Credit loss expense included accretion of $0.2 million in Third Quarter 2020 and $0.7 million in Nine Months 2020. Changes in the impairment model associated with PCD securities are applied prospectively. The Company did not purchase any PCD securities during Nine Months 2020.

    See Note 9, Investments and Cash, in the annual financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 30, 2020, filed with the SEC for a discussion of the accounting policy for evaluating investments for OTTI prior to January 1, 2020.

Future Application of Accounting Standards

Targeted Improvements to the Accounting for Long-Duration Contracts

    In August 2018, the Financial Accounting Standards Board (FASB) issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. This ASU does not affect the Company’s financial guaranty insurance contracts, and will have no effect on the Company's consolidated financial statements.

Simplification of the Accounting for Income Taxes

    In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses and annual effective tax rate calculations. The ASU is effective for interim and annual periods beginning after December 15, 2020. This ASU will not have an impact on the Company's consolidated financial statements.

Reference Rate Reform

    In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) contract modifications caused by reference rate reform. The new guidance provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts that reference the London Interbank Offered Rate (LIBOR) or another reference rate that is expected to be discontinued due to reference rate reform. This guidance was effective upon issuance and may be applied prospectively for contract modifications that occur from March 12, 2020 through December 31, 2022. The amendments in this ASU do not apply to contract modifications that occur after December 31, 2022. The Company is evaluating the effect that this ASU will have on its consolidated financial statements.

2.    Outstanding Exposure

    The Company primarily sells credit protection contracts in financial guaranty insurance form. Until 2009, the Company also sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). The Company's contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for its financial guaranty insurance contracts. The Company has not entered into any new CDS in order to sell credit protection in the U.S. since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2009. The Company has, however, acquired or reinsured portfolios both before and after 2009 that include financial guaranty contracts in credit derivative form.

The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although on occasion it may underwrite new issuances that it views as below-investment-grade (BIG), typically as part of its loss mitigation strategy for existing troubled exposures. The Company also seeks to acquire portfolios of insurance from financial guarantors that are no longer writing new business by acquiring such companies, or providing reinsurance on a portfolio of insurance; in such instances, it evaluates the risk characteristics of the target portfolio, which may include some BIG exposures, as a whole in the context of the proposed transaction. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

    Public finance obligations insured by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 10, Variable Interest Entities. Unless otherwise specified, the outstanding par and principal and interest (debt service) amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated.

Second-to-pay insured par outstanding represents transactions the Company has insured that are already insured by another financial guaranty insurer and where the Company's obligation to pay under its insurance of such transactions arises only if both the obligor on the underlying insured obligation and the primary financial guaranty insurer default. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary financial guaranty insurer and internally rates the transaction the higher of the rating of the underlying obligation and the rating of the primary financial guarantor. The second-to-pay insured par outstanding as of September 30, 2020 and December 31, 2019 was $2.6 billion and $2.8 billion, respectively. The par on second-to-pay exposure where the ratings of the primary financial guaranty insurer and underlying insured transaction were BIG was $65 million and $73 million as of September 30, 2020 and December 31, 2019, respectively.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 3, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

    More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG categories are:

•BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Impact of COVID-19 Pandemic

    A novel coronavirus emerged in Wuhan, China in late 2019 and began to spread beyond China in early 2020. The virus is highly infectious and causes a coronavirus disease, COVID-19, that can be fatal. COVID-19 has been declared a pandemic by the World Health Organization, and its emergence and reactions to it, including various closures and capacity and travel restrictions, are having a profound effect on the global economy and financial markets. While the COVID-19 pandemic has been impacting the global economy and the Company for quite some time now, its ultimate size, depth, course and duration remain unknown, and the governmental and private responses to the pandemic continue to evolve. Consequently, and due to the nature of the Company's business, all of the direct and indirect consequences of COVID-19 on the Company are not yet fully known to the Company, and still may not emerge for some time.

The Company's Surveillance department has established supplemental periodic surveillance procedures to monitor the impact on its insured portfolio of COVID-19 and governmental and private responses to COVID-19, with emphasis on state and local governments and entities that were already experiencing significant budget deficits and pension funding and revenue shortfalls, as well as obligations supported by revenue streams most impacted by various closures and capacity and travel restrictions or an economic downturn. In addition, the Company's surveillance department has been in contact with certain of its credits that it believes may be more at risk from COVID-19 and governmental and private responses to COVID-19. The Company's internal ratings and loss projections reflect this augmented surveillance activity. Through December 7, 2020, the Company had not paid any first-time financial guaranty claims it believes are due to credit stress arising specifically from COVID-19.

Components of Outstanding Exposure

    The Company measures its financial guaranty exposure in terms of (a) gross and net par outstanding and (b) gross and net debt service.

    The Company typically guarantees the payment of principal and interest when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date.

    The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, which amounts are included in the investment portfolio, because the

Company manages such securities as investments and not insurance exposure. As of September 30, 2020 and December 31, 2019, the Company excluded $551 million and $571 million, respectively, of net par attributable to loss mitigation securities.

    Gross debt service outstanding represents the sum of all estimated future principal and interest payments on the obligations insured, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

    The Company calculates its debt service outstanding as follows:

•for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company's public finance transactions), as the total estimated contractual future principal and interest due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity; and

•for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS) and collateralized loan obligations (CLOs)), as the total estimated expected future principal and interest due on insured obligations through their respective expected terms, which includes the Company's expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

    The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. The anticipated sunset of LIBOR at the end of 2021 has introduced another variable into the Company's calculation of future debt service. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

    Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. dollar denominated insured obligations and other factors.

Financial Guaranty Portfolio
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	As of		As of
	September 30, 2020	December 31, 2019	September 30, 2020	December 31, 2019
	(in millions)
Public finance	$42,454	$47,656	$27,361	$30,093
Structured finance	6,537	7,031	4,200	4,613
Total financial guaranty	$48,991	$54,687	$31,561	$34,706

Financial Guaranty Portfolio by Internal Rating
As of September 30, 2020

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$17	0.2%	$785	17.6%	$434	12.1%	$50	17.2%	$1,286	6.2%
AA	2,647	21.3	193	4.3	1,598	44.5	9	3.1	4,447	21.4
A	3,784	30.4	388	8.7	594	16.5	130	44.7	4,896	23.6
BBB	4,432	35.6	2,980	66.8	433	12.1	102	35.0	7,947	38.2
BIG	1,560	12.5	117	2.6	530	14.8	—	—	2,207	10.6
Total net par outstanding	$12,440	100.0%	$4,463	100.0%	$3,589	100.0%	$291	100.0%	$20,783	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2019

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$20	0.1%	$804	16.8%	$535	14.3%	$78	22.1%	$1,437	6.4%
AA	2,807	20.5	195	4.1	1,537	41.0	11	3.1	4,550	20.1
A	4,477	32.6	815	17.0	619	16.5	133	37.7	6,044	26.7
BBB	4,719	34.4	2,851	59.6	523	13.9	131	37.1	8,224	36.4
BIG	1,698	12.4	121	2.5	538	14.3	—	—	2,357	10.4
Total net par outstanding	$13,721	100.0%	$4,786	100.0%	$3,752	100.0%	$353	100.0%	$22,612	100.0%

In addition to amounts shown in the table above, the Company had outstanding commitments to provide guaranties of $573 million of gross par of structured finance as of September 30, 2020. These commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of September 30, 2020

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$174	$294	$1,092	$1,560	$12,440
Non-U.S. public finance	117	—	—	117	4,463
Public finance	291	294	1,092	1,677	16,903
Structured finance:
U.S. RMBS	82	21	375	478	992
Other structured finance	38	2	12	52	2,888
Structured finance	120	23	387	530	3,880
Total	$411	$317	$1,479	$2,207	$20,783

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2019

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$200	$294	$1,204	$1,698	$13,721
Non-U.S. public finance	121	—	—	121	4,786
Public finance	321	294	1,204	1,819	18,507
Structured finance:
U.S. RMBS	83	26	411	520	1,158
Other structured finance	4	2	12	18	2,947
Structured finance	87	28	423	538	4,105
Total	$408	$322	$1,627	$2,357	$22,612

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of September 30, 2020

	Net Par Outstanding			Number of Risks (2)
Description	Financial Guaranty Insurance (1)	Credit Derivative	Total	Financial Guaranty Insurance (1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$349	$62	$411	66	7	73
Category 2	314	3	317	13	1	14
Category 3	1,440	39	1,479	101	6	107
Total BIG	$2,103	$104	$2,207	180	14	194

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of December 31, 2019

	Net Par Outstanding			Number of Risks (2)
Description	Financial Guaranty Insurance (1)	Credit Derivative	Total	Financial Guaranty Insurance (1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$350	$58	$408	74	6	80
Category 2	319	3	322	18	1	19
Category 3	1,578	49	1,627	105	7	112
Total BIG	$2,247	$110	$2,357	197	14	211
 ____________________
(1)    Includes VIEs.

(2)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Exposure to Puerto Rico

    The Company had insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.4 billion net par as of September 30, 2020, all of which was rated BIG. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its Puerto Rico exposures except for Puerto Rico Aqueduct and Sewer Authority (PRASA), Municipal Finance Agency (MFA) and University of Puerto Rico (U of PR).

    On November 30, 2015, and December 8, 2015, the then governor of Puerto Rico issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District Authority (PRCCDA). The Puerto Rico exposures insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding.”

    On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code). The terms of the original seven members of the Oversight Board have expired. Several of the original members have resigned, and the federal government is in the process of reconstituting the board.

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as a party. See “Puerto Rico Litigation” below.

    The Company also participates in mediation and negotiations relating to its Puerto Rico exposure. The COVID-19 pandemic and evolving governmental and private responses to the pandemic are impacting both Puerto Rico itself and the process of resolving the payment defaults of the Commonwealth and some of its related authorities and public corporations, including delaying related litigation, the various Title III proceedings, and other legal proceedings.

    The final form and timing of responses to Puerto Rico’s financial distress, the devastation of Hurricane Maria and the COVID-19 pandemic and evolving governmental and private responses to the pandemic, eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact on the Company, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain.

The impact of developments relating to Puerto Rico during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

The Company groups its Puerto Rico exposure into three categories:

•Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company.

•Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

    General Obligation. As of September 30, 2020, the Company had $185 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. Despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to the Commonwealth.

    On May 27, 2020, the Oversight Board certified a revised fiscal plan for the Commonwealth. The revised certified Commonwealth fiscal plan contemplates a reduction in financial resources available for debt service as a result of efforts to contain, and the impact on the economy from, the COVID-19 pandemic. That revised fiscal plan also contemplates a postponement of reforms for the Commonwealth. The Company continues to disagree with the Oversight Board’s view of available resources.

    On February 9, 2020, the Oversight Board announced it had entered into an amended general obligation Plan Support Agreement (Amended GO PSA) with certain general obligation (GO) and Puerto Rico Public Buildings Authority (PBA) bondholders representing approximately $8 billion of the aggregate amount of general obligation and PBA bond claims. The Amended GO PSA purported to provide a framework to address approximately $35 billion of Commonwealth debt (including PBA debt) and unsecured claims, and provided for different recoveries based on the bonds’ vintage issuance date, with GO and PBA bonds issued before 2011 (Vintage) receiving higher recoveries than GO and PBA bonds issued in 2011 and thereafter (except that, for purposes of the Amended GO PSA, Series 2011A GO bonds would be treated as Vintage bonds). The differentiated recovery scheme provided under the Amended GO PSA is purportedly based on the Oversight Board’s attempt to invalidate the non-Vintage GO and PBA bonds (see “Puerto Rico Litigation” below). The Company is not a party to the Amended GO PSA and does not support it. In a proposal dated August 18, 2020, the Oversight Board proposed changing the Amended GO PSA, due to the impact of COVID-19, in ways that generally would reduce the recovery for creditors from that contemplated by the Amended GO PSA. Creditors party to the Amended GO PSA rejected the changes proposed by the Oversight Board, although they did, in a proposal dated August 24, 2020, offer to make some adjustments to the Amended GO PSA that generally would have changed the timing and type, although generally not the overall amount, of recoveries they would anticipate receiving.

On February 28, 2020, the Oversight Board filed with the Title III court an Amended Joint Plan of Adjustment of the Commonwealth (Amended POA) to restructure approximately $35 billion of debt (including the GO bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations. The Amended POA includes the terms of the settlement relating to the GO bonds embodied in the Amended GO PSA, which, as noted above, the Oversight Board no longer supports. The Company believes the Amended POA, as currently constituted, does not comply with the laws and constitution of Puerto Rico and the provisions of PROMESA and does not satisfy the statutory requirements for confirmation of a plan of adjustment under Title III of PROMESA.

    PBA. As of September 30, 2020, the Company had $134 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. Despite the requirements of Article VI of its Constitution, the PBA defaulted on most of the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since then. On September 27, 2019, the Oversight Board filed a petition under Title III of PROMESA with respect to the PBA to allow the restructuring of the PBA claims through the Amended POA.

    The PBA bonds are covered by the Amended GO PSA, which the Oversight Board no longer supports, As noted above, on February 28, 2020, the Oversight Board filed with the Title III court an Amended POA to restructure approximately $35 billion of debt (including the PBA bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations. The Amended POA includes the terms of the settlement relating to the PBA bonds embodied in the Amended GO PSA. The Company believes the Amended POA, as currently constituted, does not comply with the laws and constitution of Puerto Rico and the provisions of PROMESA and does not satisfy the statutory requirements for confirmation of a plan of adjustment under Title III of PROMESA.

Public Corporations - Certain Revenues Potentially Subject to Clawback

    PRHTA. As of September 30, 2020, the Company had $472 million insured net par outstanding of PRHTA (transportation revenue) bonds and $63 million insured net par outstanding of PRHTA (highway revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highway revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service reserve accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to PRHTA.

    On June 26, 2020, the Oversight Board certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan projects very limited capacity to pay debt service over the five-year forecast period.

    PRCCDA. As of September 30, 2020, the Company had $152 million insured net par outstanding of PRCCDA bonds, which are secured by certain hotel tax revenues. These revenues are sensitive to the level of economic activity in the area and are potentially subject to clawback. There were sufficient funds in the PRCCDA bond accounts to make only partial payments on the July 1, 2017 PRCCDA bond payments guaranteed by the Company, and the Company has been making claim payments on these bonds since that date.

    PRIFA. As of September 30, 2020, the Company had $15 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to PRIFA and its bondholders of a portion of federal excise taxes paid on rum. These revenues are potentially subject to the clawback. The Company has been making claim payments on the PRIFA bonds since January 2016.

Other Public Corporations

    Puerto Rico Electric Power Authority (PREPA). As of September 30, 2020, the Company had $71 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the Oversight Board commenced proceedings for PREPA under Title III of PROMESA.

On May 3, 2019, AGM and AGC entered into a restructuring support agreement with PREPA (PREPA RSA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth of Puerto Rico, and the Oversight Board, that is intended to, among other things, provide a framework for the consensual resolution of the treatment of the Company’s insured PREPA revenue bonds in PREPA's recovery plan. Upon consummation of the restructuring transaction, PREPA’s revenue bonds will be exchanged into new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills.

The closing of the restructuring transaction is subject to a number of conditions, including approval by the Title III Court of the PREPA RSA and settlement described therein, a minimum of 67% support of voting bondholders for a plan of adjustment that includes this proposed treatment of PREPA revenue bonds and confirmation of such plan by the Title III court, and execution of acceptable documentation and legal opinions. Under the PREPA RSA, the Company has the option to guarantee its allocated share of the securitization exchange bonds, which may then be offered and sold in the capital markets. The Company believes that the additive value created by attaching its guarantee to the securitization exchange bonds would materially improve its overall recovery under the transaction, as well as generate new insurance premiums; and therefore that its economic results could differ from those reflected in the PREPA RSA.

On June 29, 2020, the Oversight Board certified a revised fiscal plan for PREPA. The revised certified PREPA fiscal plan projects no capacity to pay debt service over the five-year forecast period without incurring rate increases.

    PRASA. As of September 30, 2020, the Company had $284 million of insured net par outstanding of PRASA bonds, which are secured by a lien on the gross revenues of the water and sewer system. In July 2019, PRASA entered into a restructuring transaction with the federal government and the Oversight Board to restructure its subordinated loans from federal agencies that had been under forbearance for over three years (the PRASA Agreement). The PRASA Agreement extends the maturity of the loans for up to 40 years and provides for low interest rates and no interest accrual for the first ten years on a portion of the loans, but also places the subordinated loans on a parity with the PRASA bonds the Company guarantees.  The Company was not asked to consent to the PRASA Agreement. The PRASA Agreement reduces the amount of annual debt service owed by PRASA for its current debt. The PRASA bond accounts contained sufficient funds to make the PRASA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

On June 29, 2020, the Oversight Board certified a revised fiscal plan for PRASA. The revised certified PRASA fiscal plan projects the ability to pay debt service over the five-year forecast period with the implementation of certain measures and draws from the current expense fund.

    MFA. As of September 30, 2020, the Company had $23 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

    U of PR. As of September 30, 2020, the Company had $1 million insured net par outstanding of U of PR bonds, which are general obligations of the university and are secured by a subordinate lien on the proceeds, profits and other income of the university, subject to a senior pledge and lien for the benefit of outstanding university system revenue bonds. As of the date of this filing, all debt service payments on U of PR bonds insured by the Company have been made.

Puerto Rico Litigation

    The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations it insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as party.

    Currently, there are numerous legal actions relating to the default by the Commonwealth and certain of its entities on debt service payments, and related matters, and the Company is a party to a number of them. On July 24, 2019, Judge Laura Taylor Swain of the United States District Court for the District of Puerto Rico (Federal District Court for Puerto Rico) held an omnibus hearing on litigation matters relating to the Commonwealth. At that hearing, she imposed a stay through November 30, 2019, on a series of adversary proceedings and contested matters amongst the stakeholders and imposed mandatory mediation on all parties through that date. On October 28, 2019, Judge Swain extended the stay until December 31, 2019, and has since stayed the proceedings pending the Court's determination on the Commonwealth's plan of adjustment. A number of the legal actions in which the Company is involved remain subject to stay orders.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation commenced an action for declaratory judgment and injunctive relief in the Federal District Court for Puerto Rico to invalidate the executive orders issued on November 30, 2015 and December 8, 2015 by the then governor of Puerto Rico directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the court stayed the action under PROMESA.

    On June 3, 2017, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On January 30, 2018, the court rendered an opinion dismissing the complaint and holding, among other things, that (x) even though the special revenue provisions of the Bankruptcy Code protect a lien on pledged special revenues, those provisions do not mandate the turnover of pledged special revenues to the payment of bonds and (y) actions to enforce liens on pledged special revenues remain stayed. A hearing on AGM and AGC’s appeal of the trial court’s decision to the United States Court of Appeals for the First Circuit (First Circuit) was held on November 5, 2018. On March 26, 2019, the First Circuit issued its opinion affirming the trial court’s decision and held that Sections 928(a) and 922(d) of the Bankruptcy Code permit, but do not require, continued payments during the pendency of the Title III proceedings. The First Circuit agreed with the trial court that (i) Section 928(a) of the Bankruptcy Code does not mandate the turnover of special revenues or require continuity of payments to the PRHTA bonds during the pendency of the Title III proceedings, and (ii) Section 922(d) of the Bankruptcy Code is not an exception to the automatic stay that would compel PRHTA, or third parties holding special revenues, to apply special revenues to outstanding obligations. On April 9, 2019, AGM, AGC and other petitioners filed a petition with the First Circuit seeking a rehearing by the full court; the petition was denied by the First Circuit on July 31, 2019. On September 20, 2019, AGC, AGM and other petitioners filed a petition for review by the U.S. Supreme Court of the First Circuit's holding, which was denied on January 13, 2020.

On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court for Puerto Rico seeking (i) a declaratory judgment that the PREPA restructuring support agreement executed in December 2015 (2015 PREPA RSA) is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the 2015 PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the 2015 PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the 2015 PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed in the Federal District Court for Puerto Rico a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. The court denied the motion on September 14, 2017, but on August 8, 2018, the First Circuit vacated and remanded the court's decision. On October 3, 2018, AGM and AGC, together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver. Under the PREPA RSA, AGM and AGC have agreed to withdraw from the lift stay motion upon the Title III Court’s approval of the settlement of claims embodied in the PREPA RSA. The Oversight Board filed a status report on May 15, 2020 regarding PREPA's financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020 and that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned. On May 22, 2020, the Title III Court issued an order to that effect. The Oversight Board filed an updated status report on July 31, 2020, as well as a subsequent update on September 25, 2020, and requested that it be permitted to file a further updated report by December 9, 2020.

    On May 23, 2018, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the Oversight Board lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance Law) enacted by the Commonwealth to implement the original Commonwealth Fiscal Plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA. On August 13, 2018, the court-appointed magistrate judge granted the Commonwealth's and the Oversight Board's motion to stay this adversary proceeding pending a decision by the First Circuit in an appeal by Ambac Assurance Corporation of an unrelated adversary proceeding decision, which the First Circuit rendered on June 24, 2019. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and further extended the stay until March 11, 2020. Pursuant to the request of AGM, AGC and the defendants, Judge Swain ordered on September 6, 2019 that the claims in this complaint be addressed in the Commonwealth plan confirmation process and be subject to her July 24, 2019 stay and mandatory mediation order and be addressed in the Commonwealth plan confirmation process. Judge Swain postponed certain deadlines and hearings, including those related to the plan of adjustment, indefinitely as a result of the COVID-19 pandemic. Pursuant to the court's order, the Oversight Board filed an updated status report on September 9, 2020, as well as a subsequent update on October 25, 2020, regarding the effects of the pandemic on the Commonwealth. Subsequently, the court ordered the Oversight Board to file a further updated report by December 8, 2020 and, no later than February 10, 2021, an amended Commonwealth disclosure statement and plan of adjustment, or, at a minimum, a term sheet outlining such amendments necessitated by the COVID-19 pandemic.
    On July 23, 2018, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment (i) declaring the members of the Oversight Board are officers of the U.S. whose appointments were unlawful under the Appointments Clause of the U.S. Constitution; (ii) declaring void from the beginning the unlawful actions taken by the Oversight Board to date, including (x) development of the Commonwealth's Fiscal Plan, (y) development of PRHTA's Fiscal Plan, and (z) filing of the Title III cases on behalf of the Commonwealth and PRHTA; and (iii) enjoining the Oversight Board from taking any further action until the Oversight Board members have been lawfully appointed in conformity with the Appointments Clause of the U.S. Constitution. The Title III court dismissed a similar lawsuit filed by another party in the Commonwealth’s Title III case in July 2018. On August 3, 2018, a stipulated judgment was entered against AGM and AGC at their request based upon the court's July decision in the other Appointments Clause lawsuit and, on the same date, AGM and AGC appealed the stipulated judgment to the First Circuit. On August 15, 2018, the court consolidated, for purposes of briefing and oral argument, AGM and AGC's appeal with the other Appointments Clause lawsuit. The First Circuit consolidated AGM and AGC's appeal with a third Appointments Clause lawsuit on September 7, 2018 and held a hearing on December 3, 2018. On February 15, 2019, the First Circuit issued its ruling on the appeal and held that members of the Oversight Board were not appointed in compliance with the Appointments Clause of the U.S. Constitution but declined to dismiss the Title III petitions citing the (i) de facto officer doctrine and (ii) negative consequences to the many innocent third parties who relied on the Oversight Board’s actions to date, as well as the further delay which would result from a dismissal of the Title III petitions. The case was remanded back to the Federal District Court for Puerto Rico for the appellants’ requested declaratory relief that the appointment of the board members of the Oversight Board is unconstitutional. The First Circuit delayed the effectiveness of its ruling for 90 days so as to allow the President and the Senate to validate the defective appointments or reconstitute the Oversight Board in accordance with the Appointments Clause. On April 23, 2019, the Oversight Board filed a petition for review by the U.S. Supreme Court of the First Circuit's holding that its members were not appointed in compliance with the Appointments Clause and on the following day filed a motion in the First Circuit to further stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On May 24, 2019, AGC and AGM filed a petition for a review by the U.S. Supreme Court of the First Circuit’s holding that the de facto officer doctrine allows courts to deny meaningful relief to successful challengers suffering ongoing injury at the hands of unconstitutionally appointed officers. On July 2, 2019, the First Circuit granted the Oversight Board’s motion to stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On October 15, 2019, the U.S. Supreme Court heard oral arguments on the First Circuit's ruling. On June 1, 2020, the Supreme Court issued its opinion, reversing the First Circuit and holding that the selection process prescribed under PROMESA for Oversight Board members does not violate the Appointments Clause.

    On December 21, 2018, the Oversight Board and the Official Committee of Unsecured Creditors of all Title III Debtors (other than COFINA) filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the leases to public occupants entered into by the PBA are not “true leases” for purposes of Section 365(d)(3) of the Bankruptcy Code and therefore the Commonwealth has no obligation to make payments to the PBA under the leases or Section 365(d)(3) of the Bankruptcy Code, (ii) the PBA is not entitled to a priority administrative expense claim under the leases pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, and (iii) any such claims filed or asserted against the Commonwealth are disallowed. On January 28, 2019, the PBA filed an answer to the complaint. On March 12, 2019, the Federal District Court for Puerto Rico granted, with certain limitations, AGM’s and AGC’s motion to intervene. On March 21, 2019, AGM and AGC, together with certain other intervenors, filed a motion for judgment on the pleadings. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and has since stayed the proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

    On May 2, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against various Commonwealth general obligation bondholders and bond insurers, including AGC and AGM, that had asserted in their proofs of claim that their bonds are secured. The complaint seeks a judgment declaring that defendants do not hold consensual or statutory liens and are unsecured claimholders to the extent they hold allowed claims. The complaint also asserts that even if Commonwealth law granted statutory liens, such liens are avoidable under Section 545 of the Bankruptcy Code. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain has since stayed these proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

    On May 20, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against the fiscal agent and holders and/or insurers, including AGC and AGM, that have asserted their PRHTA bond claims are entitled to secured status in PRHTA’s Title III case. Plaintiffs are seeking to avoid the PRHTA bondholders’ liens and contend that (i) the scope of any lien only applies to revenues that have been both received by PRHTA and deposited in certain accounts held by the fiscal agent and does not include PRHTA’s right to receive such revenues; (ii) any lien on revenues was not perfected because the fiscal agent does not have “control” of all accounts holding such revenues; (iii) any lien on the excise tax revenues is no longer enforceable because any rights PRHTA had to receive such revenues are preempted by PROMESA; and (iv) even if PRHTA held perfected liens on PRHTA’s revenues and the right to receive such revenues, such liens were terminated by Section 552(a) of the Bankruptcy Code as of the petition date. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element; Judge Swain extended the stay through December 31, 2019, and extended the stay again pending further order of the court on the understanding that these issues will be resolved in other proceedings.

    On September 30, 2019, certain parties that either had advanced funds to PREPA for the purchase of fuel or had succeeded to such claims (Fuel Line Lenders) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, the Puerto Rico Fiscal Agency and Financial Advisory Authority (AAFAF), U.S. Bank National Association, as trustee for PREPA bondholders, and various PREPA bondholders and bond insurers, including AGC and AGM. The complaint seeks, among other things, declarations that the advances made by the Fuel Line Lenders are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued and there is no valid lien securing the PREPA bonds unless and until the Fuel Line Lenders are paid in full, as well as orders subordinating the PREPA bondholders’ lien and claim to the Fuel Line Lenders’ claims and declaring the PREPA RSA null and void. The Oversight Board filed a status report on May 15, 2020, regarding PREPA's financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Title III Court issued an order to that effect.

    On October 30, 2019, the retirement system for PREPA employees (SREAEE) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, AAFAF, the Commonwealth, the Governor of Puerto Rico, and U.S. Bank National Association, as trustee for  PREPA bondholders. The complaint seeks, among other things, declarations that amounts owed to SREAEE are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued, that there is no valid lien securing the PREPA bonds other than on amounts in the sinking funds and that SREAEE is a third-party beneficiary of certain trust agreement provisions, as well as orders subordinating the PREPA bondholders’ lien and claim to the SREAEE claims. On November 7, 2019, the court granted a motion to intervene by AGC and AGM. The Oversight Board filed a status report on May 15, 2020 regarding PREPA’s financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Title III Court issued an order to that effect.

    On January 16, 2020, AGM and AGC along with certain other monoline insurers filed in Federal District Court for Puerto Rico a motion (amending and superseding a motion filed by AGM and AGC on August 23, 2019) for relief from the automatic stay imposed pursuant to Title III of PROMESA to permit AGM and AGC and the other moving parties to enforce in another forum the application of the revenues securing the PRHTA Bonds (the PRHTA Revenues) or, in the alternative, for adequate protection for their property interests in PRHTA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. Pursuant to orders issued on July 2, 2020 and September 9, 2020, Judge Swain denied the motion to the extent it sought stay relief or adequate protection with respect to liens or other property interests in PRHTA Revenues that have not been deposited in the related bond resolution funds. On September 23, 2020, AGM and AGC filed a notice of appeal of this denial and the underlying determinations to the First Circuit, which has scheduled this matter for oral argument in February 2021.

    On January 16, 2020, the Oversight Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the Commonwealth Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or property interests with respect to PRHTA Revenues. Motions for partial summary judgment were filed on April 28, 2020, and a hearing was held on September 23, 2020; a decision is pending.

On January 16, 2020, the Oversight Board, on behalf of the PRHTA, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the PRHTA Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRHTA Revenues. This matter is stayed pending further order of the court.

On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRIFA Rum Tax Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRIFA Bonds (the PRIFA Revenues), seeking an order lifting the automatic stay so that AGM and AGC and the moving parties can enforce rights respecting the PRIFA Revenues in another forum or, in the alternative, that the Commonwealth must provide adequate protection for such parties’ lien on the PRIFA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. Pursuant to orders issued on July 2, 2020 and September 9, 2020, Judge Swain denied the motion to the extent it sought stay relief or adequate protection with respect to PRIFA Revenues that have not been deposited in the related sinking fund. On September 23, 2020, AGM and AGC filed a notice of appeal of this denial and the underlying determinations to the First Circuit, which has scheduled this matter for oral argument in February 2021.

    On January 16, 2020, the Oversight Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRIFA Bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or ownership interests with respect to PRIFA Revenues. Motions for partial summary judgment were filed on April 28, 2020 and a hearing was held on September 23, 2020; a decision is pending.

    On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRCCDA Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRCCDA Bonds (the PRCCDA Revenues), seeking an order that an action to enforce rights respecting the PRCCDA Revenues in another forum is not subject to the automatic stay associated with the Commonwealth’s Title III proceeding or, in the alternative, if the court finds that the stay is applicable, lifting the automatic stay so that AGM, AGC and the other moving parties can enforce such rights in another forum or, in the further alternative, if the court finds the automatic stay applicable and does not lift it, that the Commonwealth must provide adequate protection for such parties’ lien on the PRCCDA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. On July 2, 2020, Judge Swain held that a proposed enforcement action by AGM, AGC and other moving parties in another court would be subject to the automatic stay, that such parties have a colorable claim to a security interest in funds deposited in the “Transfer Account” and have shown a reasonable likelihood that a certain account held by Scotiabank is the Transfer Account, but denied the motion to the extent it sought stay relief or adequate protection with respect to PRCCDA Revenues that have not been deposited in the Transfer Account. Pursuant to a memorandum issued on September 9, 2020, Judge Swain held that the final hearing with respect to the Transfer Account shall be deemed to have occurred when the court issues its final decisions in the PRCCDA Adversary Proceeding concerning the identity of the Transfer Account and the parties’ respective rights in the alleged Transfer Account monies. Following the final hearing with respect to the Transfer Account, AGM and AGC intend to appeal the portion of the opinion constituting a denial and the underlying determinations related to the denial to the First Circuit.

    On January 16, 2020, the Oversight Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRCCDA Bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRCCDA Revenues. Motions for partial summary judgment were filed on April 28, 2020 and a hearing was held on September 23, 2020; a decision is pending.

Puerto Rico Par and Debt Service Schedules

    All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	As of		As of
	September 30, 2020	December 31, 2019	September 30, 2020	December 31, 2019
(in millions)
Exposure to Puerto Rico	$1,712	$1,854	$2,874	$3,110

Puerto Rico
Net Par Outstanding

	As of
	September 30, 2020	December 31, 2019
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (1)	$185	$268
PBA	134	140
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue) (1)	472	480
PRHTA (Highway revenue) (1)	63	74
PRCCDA	152	152
PRIFA	15	15
Other Public Corporations
PREPA (1)	71	71
PRASA	284	284
MFA	23	33
U of PR	1	1
Total net exposure to Puerto Rico	$1,400	$1,518
____________________
(1)    As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these exposures.

    The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of September 30, 2020

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in millions)
2020 (October 1- December 31)	$—	$—

2021 (January 1 - March 31)	—	36
2021 (April 1 - June 30)	—	—
2021 (July 1 - September 30)	54	89
2021 (October 1 - December 31)	—	—
Subtotal 2021	54	125
2022	35	104
2023	40	107
2024	16	82
2025-2029	394	671
2030-2034	309	509
2035-2039	302	400
2040-2044	66	122
2045-2047	184	204
Total	$1,400	$2,324

Exposure to the U.S. Virgin Islands

    As of September 30, 2020, the Company had $11 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $9 million BIG. The $2 million USVI net par the Company rated investment grade primarily consisted of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $9 million BIG USVI net par consisted of bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system.

    In 2017, Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. More recently, the COVID-19 pandemic and evolving governmental and private responses to the pandemic have been impacting the USVI economy, especially the tourism sector. The USVI is benefiting from the federal response to the 2017 hurricanes and COVID-19 and has made its debt service payments to date.

3.    Expected Loss to be Paid

    This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio, regardless of the accounting model (insurance, derivative or VIE). The expected loss to be paid is equal to the present value of expected future cash outflows for claim and loss adjustment expenses (LAE) payments (net of the expected loss on the portion of loss mitigation bonds owned), and inflows for expected salvage and subrogation (and other recoveries including future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on underlying collateral, and other estimated recoveries, including those from restructuring bonds and for breaches of representations and warranties (R&W)). Expected loss to be paid is net of reinsurance. All cash flows are discounted using end-of-period risk-free rates.

Loss Estimation Process

    The Company’s loss reserve committee estimates expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions, scenarios and the probabilities it assigns to those scenarios based on actual developments during the quarter and its view of future performance.
    The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

    The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations, recovery rates, delinquency and prepayment rates (with respect to residential mortgage-backed securities), and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period. Each quarter, the Company may revise its scenarios and update assumptions (which may include shifting probability weightings of its scenarios) based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities. Such information includes management's view of the potential impact of COVID-19 on its distressed U.S. public finance exposures. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

    In some instances, the terms of the Company's policy give it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

    The following tables present a roll forward of net expected loss to be paid for contracts under all accounting models (insurance, derivative and VIE). The Company used risk-free rates for U.S. dollar denominated obligations that ranged from 0.00% to 1.52% with a weighted average of 0.56% as of September 30, 2020 and 0.00% to 2.45% with a weighted average of 1.94% as of December 31, 2019. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 1.9% and 0.9% of the total as of September 30, 2020 and December 31, 2019, respectively.

Net Expected Loss to be Paid
Roll Forward

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(in millions)
Net expected loss to be paid, beginning of period	$319	$401	$312	$354
Economic loss development (benefit) due to:
Accretion of discount	1	2	4	7
Changes in discount rates	(1)	6	33	8
Changes in timing and assumptions	(3)	4	(14)	—
Total economic loss development (benefit)	(3)	12	23	15
Net (paid) recovered losses	(143)	(99)	(162)	(55)
Net expected loss to be paid, end of period	$173	$314	$173	$314

Net Expected Loss to be Paid
Roll Forward by Sector

	Third Quarter 2020
	Net Expected Loss to be Paid/ (Recovered) as of June 30, 2020	Economic Loss Development / (Benefit)	(Paid)/ Recovered Losses (1)	Net Expected Loss to be Paid/ (Recovered) as of September 30, 2020
	(in millions)
Public finance:
U.S. public finance	$266	$16	$(138)	$144
Non-U.S. public finance	3	—	—	3
Public finance	269	16	(138)	147
Structured finance:
U.S. RMBS	77	(2)	(2)	73
Other structured finance	(27)	(17)	(3)	(47)
Structured finance	50	(19)	(5)	26
Total	$319	$(3)	$(143)	$173

	Third Quarter 2019
	Net Expected Loss to be Paid/ (Recovered) as of June 30, 2019	Economic Loss Development / (Benefit)	(Paid)/ Recovered Losses (1)	Net Expected Loss to be Paid/ (Recovered) as of September 30, 2019
	(in millions)
Public finance:
U.S. public finance	$337	$15	$(104)	$248
Non-U.S. public finance	3	—	—	3
Public finance	340	15	(104)	251
Structured finance:
U.S. RMBS	92	(6)	4	90
Other structured finance	(31)	3	1	(27)
Structured finance	61	(3)	5	63
Total	$401	$12	$(99)	$314

	Nine Months 2020
	Net Expected Loss to be Paid/ (Recovered) as of December 31, 2019	Economic Loss Development / (Benefit)	(Paid)/ Recovered Losses (1)	Net Expected Loss to be Paid/ (Recovered) as of September 30, 2020
	(in millions)
Public finance:
U.S. public finance	$247	$66	$(169)	$144
Non-U.S. public finance	2	1	—	3
Public finance	249	67	(169)	147
Structured finance:
U.S. RMBS	91	(27)	9	73
Other structured finance	(28)	(17)	(2)	(47)
Structured finance	63	(44)	7	26
Total	$312	$23	$(162)	$173

	Nine Months 2019
	Net Expected Loss to be Paid/ (Recovered) as of December 31, 2018	Economic Loss Development / (Benefit)	(Paid)/ Recovered Losses (1)	Net Expected Loss to be Paid/ (Recovered) as of September 30, 2019
	(in millions)
Public finance:
U.S. public finance	$314	$74	$(140)	$248
Non-U.S. public finance	4	(1)	—	3
Public finance	318	73	(140)	251
Structured finance:
U.S. RMBS	123	(58)	25	90
Other structured finance	(87)	—	60	(27)
Structured finance	36	(58)	85	63
Total	$354	$15	$(55)	$314
___________________
(1)    Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded as reinsurance recoverable on paid losses in other assets.

    The tables above include (1) LAE paid of $5 million and $3 million for Third Quarter 2020 and 2019, respectively, and $8 million and $9 million for Nine Months 2020 and 2019, respectively, and (2) expected LAE to be paid of $9 million as of September 30, 2020 and $14 million as of December 31, 2019.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid/ (Recovered)		Net Economic Loss Development/ (Benefit)
	As of		Third Quarter		Nine Months
	September 30, 2020	December 31, 2019	2020	2019	2020	2019
	(in millions)
Insurance (See Notes 4 and 5)	$184	$315	$(8)	$6	$25	$18
Financial guaranty VIEs (FG VIEs) (See Note 10)	1	2	(1)	—	(2)	(6)
Credit derivatives (See Note 9)	(12)	(5)	6	6	—	3
Total	$173	$312	$(3)	$12	$23	$15

Selected U.S. Public Finance Transactions

    The Company insured general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.4 billion net par as of September 30, 2020, all of which was BIG. For additional information regarding the Company's Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 2, Outstanding Exposure.

    The Company projects its total net expected loss across its troubled U.S. public finance exposures as of September 30, 2020, including those mentioned above, to be $144 million, compared with a net expected loss of $247 million as of December 31, 2019. The total net expected loss for troubled U.S. public finance exposures is net of a credit for estimated future recoveries of claims already paid. At September 30, 2020, that credit was $366 million compared with $313 million at December 31, 2019. The Company’s net expected losses incorporate management’s probability weighted estimates of possible scenarios.

    The economic loss development for U.S. public finance transactions was $16 million during Third Quarter 2020 and the economic loss development was $66 million during Nine Months 2020, and was primarily attributable to Puerto Rico exposures. The loss development attributable to the Company’s Puerto Rico exposures reflects adjustments the Company made to the assumptions it uses in its scenarios based on public information as discussed under "Exposure to Puerto Rico" in Note 2, Outstanding Exposure as well as nonpublic information related to its loss mitigation activities during the period.
U.S. RMBS Loss Projections

    The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected R&W recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

As of September 30, 2020, the Company had a net R&W receivable of $9 million from R&W counterparties, compared with a net R&W receivable of $11 million as of December 31, 2019. The Company’s agreements with providers of R&W generally provide for reimbursement to the Company as claim payments are made and, to the extent the Company later receives reimbursements of such claims from excess spread or other sources, for the Company to provide reimbursement to the R&W providers.

    The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will improve. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early-stage delinquencies, late-stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(in millions)
First lien U.S. RMBS	$—	$(3)	$(21)	$(13)
Second lien U.S. RMBS.	(2)	(3)	(6)	(45)

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

    The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss projections in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	As of
	September 30, 2020	June 30, 2020	December 31, 2019
Delinquent/Modified in the Previous 12 Months
Alt-A and Prime	20%	20%	20%
Option ARM	20	20	20
Subprime	20	20	20
30 – 59 Days Delinquent
Alt-A and Prime	35	35	30
Option ARM	35	35	35
Subprime	30	30	35
60 – 89 Days Delinquent
Alt-A and Prime	40	40	40
Option ARM	45	45	45
Subprime	40	40	45
90+ Days Delinquent
Alt-A and Prime	55	55	55
Option ARM	60	60	55
Subprime	45	45	50
Bankruptcy
Alt-A and Prime	45	45	45
Option ARM	50	50	50
Subprime	40	40	40
Foreclosure
Alt-A and Prime	60	60	65
Option ARM	65	65	65
Subprime	55	55	60
Real Estate Owned
All	100	100	100

Towards the end of the first quarter of 2020, lenders began offering mortgage borrowers the option to forbear interest and principal payments of their loans due to the COVID -19 pandemic, and to repay such amounts at a later date. This resulted in an increase in early-stage delinquencies in RMBS transactions during the second quarter of 2020 and late-stage delinquencies during Third Quarter 2020. The Company's expected loss estimate assumes that a portion of delinquencies are due to COVID-19 related forbearances, and applies a liquidation rate of 20% to such loans. This is the same liquidation rate assumption used when estimating expected losses for current loans modified or delinquent within the last 12 months, as the Company believes this is the category that most resembles the population of new forbearance delinquencies.

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a conditional default rate (CDR) trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant and then steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 2.75 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36-month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions had reached historically high levels, and the Company is assuming in the base case that the still elevated levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18-month period, declining to 40% in the base case over 2.5 years.
The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of September 30, 2020		As of June 30, 2020		As of December 31, 2019
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	0.0% - 7.1%	4.8%	1.6% - 6.5%	4.7%	0.3% - 5.9%	3.7%
Final CDR	0.0% - 0.4%	0.2%	0.1% - 0.3%	0.2%	0.0% - 0.3%	0.2%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	70%		70%		70%
2007+	70%		70%		70%
Option ARM
Plateau CDR	2.5% - 11.3%	7.6%	2.4% - 9.6%	7.3%	1.8% - 6.3%	5.4%
Final CDR	0.1% - 0.6%	0.4%	0.1% - 0.5%	0.4%	0.1% - 0.3%	0.3%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	60%		60%		60%
2007+	70%		70%		70%
Subprime
Plateau CDR	2.3% - 9.6%	5.2%	1.3% - 9.2%	5.2%	3.7% - 11.8%	5.9%
Final CDR	0.1% - 0.5%	0.3%	0.1% - 0.5%	0.3%	0.2% - 0.6%	0.3%
Initial loss severity:
2005 and prior	75%		75%		75%
2006	75%		75%		75%
2007+	75%		75%		75%

    The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2019.

    In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of September 30, 2020 and December 31, 2019.

    Total expected loss to be paid on all first lien U.S. RMBS was $80 million and $104 million as of September 30, 2020 and December 31, 2019, respectively. The economic benefit in Third Quarter 2020 was de minimis as improvement in certain transactions and a gain from changes in discount rates were offset by lower excess spread. The economic benefit of $21 million in Nine Months 2020 was primarily attributable to higher excess spread on certain transactions, partially offset by changes in discount rates and COVID-19 related forbearances. Certain transactions benefit from excess spread when they are supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) but have insured floating rate debt linked to LIBOR, which decreased in Nine Months 2020. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of September 30, 2020 as it used as of December 31, 2019, increasing and decreasing the periods of stress from those used in the base case. LIBOR may be discontinued, and it is not yet clear how this will impact the calculation of the various interest rates in this portfolio referencing LIBOR. The economic development attributable to changes in discount rates was a gain of $1 million in Third Quarter 2020 and a loss of $16 million in Nine Months 2020.

    In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $11 million for all first lien U.S. RMBS transactions.

    In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $7 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

    Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

    In second lien transactions, the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. As in the case of first lien transactions, second lien transactions have seen an increase in delinquencies because of COVID-19 related forbearances. The Company applies a 20% liquidation rate to such forborn loans, same as in first lien RMBS transactions.

Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2019.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In prior years, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

The HELOC loans underlying the Company's insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period for another five years. As a result, the Company does not apply a CDR increase when such loans reach their principal amortization period. In addition, based on the average performance history, the Company applies a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of September 30, 2020 and December 31, 2019, that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions quarterly based on actual recoveries of charged-off loans observed from period to period. In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. The Company projects future recoveries on these charged-off loans at the rate shown in the table below. Such recoveries are assumed to be received evenly over the next five years. Increasing the recovery rate to 30% would result in an economic benefit of $9 million, while decreasing the recovery rate to 10% would result in an economic loss of $9 million.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of December 31, 2019. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

     In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the amount of losses the collateral will likely suffer.

    The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected recovery on all second lien U.S. RMBS was $7 million as of September 30, 2020 and $13 million as of December 31, 2019. The $2 million economic benefit in Third Quarter 2020 and $6 million economic benefit in Nine Months 2020 were primarily attributable to improved performance in certain transactions and higher actual recoveries received for previously charged-off loans, partially offset, in Nine Months 2020, by COVID-19 related forbearances.

    The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of September 30, 2020		As of June 30, 2020		As of December 31, 2019
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	6.9% - 23.0%	13.9%	8.3% - 22.3%	13.9%	6.0% - 19.9%	11.6%
Final CDR trended down to	2.5%		2.5%		2.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%		20%
30 – 59 Days Delinquent	30		30		30
60 – 89 Days Delinquent	40		40		45
90+ Days Delinquent	60		60		65
Bankruptcy	55		55		55
Foreclosure	55		55		55
Real Estate Owned	100		100		100
Loss severity (1)	98%		98%		98%
Projected future recoveries on previously charged-off loans	20%		20%		20%
___________________
(1)    Loss severities on future defaults.

    The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $2 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $2 million for HELOC transactions.

Other Structured Finance

    Other structured finance has an expected recovery of $47 million, which is primarily attributable to a financial guaranty life insurance transaction. The BIG net par in this sector was $52 million. The economic benefit during both Third Quarter 2020 and Nine Months 2020 was $17 million, primarily due to higher expected reinsurance recoverables for that certain life insurance transaction.

Recovery Litigation
    In the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods or prevent or reduce losses in the future. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

    The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 2, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

4.     Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 2, Outstanding Exposure, and Note 3, Expected Loss to be Paid, includes contracts that are accounted for as insurance contracts, derivatives, and consolidated FG VIEs. Amounts presented in this note relate only to contracts accounted for as insurance. See Note 9, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS and Note 10, Variable Interest Entities for amounts that are accounted for as consolidated FG VIEs.

Net Earned Premiums

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(in millions)
Scheduled net earned premiums	$21	$20	$62	$69
Accelerations from refundings and terminations	1	15	8	28
Accretion of discount on net premiums receivable	—	1	2	2
Net earned premiums	$22	$36	$72	$99

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Nine Months
	2020	2019
	(in millions)
Beginning of year	$255	$199
Gross written premiums on new business, net of commissions on assumed business	35	10
Gross premiums received, net of commissions	(25)	(23)
Adjustments:
Changes in the expected term	(3)	(9)
Accretion of discount, net of commissions on assumed business	3	(1)
Foreign exchange gain (loss) on remeasurement	(1)	(2)
September 30, (1)	$264	$174
___________________
(1)    Excludes $4 million as of both September 30, 2020 and September 30, 2019, related to consolidated FG VIEs.
    Approximately 31% and 28% of installment premiums at September 30, 2020 and December 31, 2019, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling.

The timing and cumulative amount of actual collections may differ from those of expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of September 30, 2020
(in millions)
2020 (October 1 - December 31)	$15
2021	24
2022	20
2023	20
2024	20
2025-2029	84
2030-2034	59
2035-2039	32
After 2039	37
Total (1)	$311
___________________
(1)    Excludes expected cash collections on consolidated FG VIEs of $5 million.

The timing and cumulative amount of actual net earned premiums may differ from those of expected net earned premiums in the table below due to factors such as accelerations, commutations, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of September 30, 2020
(in millions)
2020 (October 1 - December 31)	$19
2021	70
2022	63
2023	57
2024	53
2025-2029	202
2030-2034	127
2035-2039	55
After 2039	40
Net deferred premium revenue (1)	686
Future accretion	28
Total future net earned premiums	$714
____________________
(1)    Excludes net earned premiums on consolidated FG VIEs of $3 million.

Selected Information for Financial Guaranty Insurance
Policies with Premiums Paid in Installments

	As of
	September 30, 2020	December 31, 2019
	(dollars in millions)
Premiums receivable, net of commission payable	$264	$255
Gross deferred premium revenue	426	426
Weighted-average risk-free rate used to discount premiums	1.9%	2.1%
Weighted-average period of premiums receivable (in years)	9.5	9.4

Financial Guaranty Insurance Losses

    The following table provides information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance. To discount loss reserves, the Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 1.52% with a weighted average of 0.57% as of September 30, 2020 and 0.00% to 2.45% with a weighted average of 1.95% as of December 31, 2019.

Net Reserve (Salvage)

	As of
	September 30, 2020	December 31, 2019
	(in millions)
Public finance:
U.S. public finance	$(27)	$65
Non-U.S. public finance	—	—
Public finance	(27)	65
Structured finance:
U.S. RMBS (1)	(19)	(23)
Other structured finance	(39)	(21)
Structured finance	(58)	(44)
Total	$(85)	$21
____________________
(1)    Excludes net recoveries of $3 million and $2 million as of September 30, 2020 and December 31, 2019, related to consolidated FG VIEs.

Components of Net Reserves (Salvage)

	As of
	September 30, 2020	December 31, 2019
	(in millions)
Loss and LAE reserve	$421	$414
Reinsurance recoverable on unpaid losses	(141)	(125)
Loss and LAE reserve, net	280	289
Salvage and subrogation recoverable	(415)	(306)
Salvage and subrogation reinsurance payable (1)	50	38
Salvage and subrogation recoverable, net	(365)	(268)
Net reserves (salvage)	$(85)	$21
___________________
(1)    Recorded as a component of reinsurance balances payable in the condensed consolidated balance sheets.

    The table below provides a reconciliation of net expected loss to be paid for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid which represents the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2020
(in millions)
Net expected loss to be paid - financial guaranty insurance	$184
Contra-paid, net	45
Salvage and subrogation recoverable, net and other recoverable	365
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(280)
Net expected loss to be expensed (present value) (1)	$314
___________________
(1)    Excludes $3 million as of September 30, 2020, related to consolidated FG VIEs.

    The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, restructurings, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2020
(in millions)
2020 (October 1 - December 31)	$7
2021	28
2022	28
2023	27
2024	24
2025-2029	105
2030-2034	68
2035-2039	23
After 2039	4
Net expected loss to be expensed	314
Future accretion	42
Total expected future loss and LAE	$356

The following table presents the loss and LAE recorded in the condensed consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Condensed Consolidated Statements of Operations

	Loss (Benefit)
	Third Quarter		Nine Months
	2020	2019	2020	2019
	(in millions)
Public finance:
U.S. public finance	$21	$28	$82	$92
Non-U.S. public finance	—	—	—	—
Public finance	21	28	82	92
Structured finance:
U.S. RMBS (1)	1	(2)	—	(33)
Other structured finance	(23)	(3)	(21)	(3)
Structured finance	(22)	(5)	(21)	(36)
Loss and LAE	$(1)	$23	$61	$56
___________________
(1)    Excludes a benefit of $1 million and a de minimis amount for Third Quarter 2020 and 2019, respectively, and a benefit of $1 million and $6 million for Nine Months 2020 and 2019, respectively, related to consolidated FG VIEs.

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of September 30, 2020

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	66	(15)	13	(4)	101	(24)	180	—	180
Remaining weighted-average period (in years)	5.9	6.8	19.1	19.4	11.1	13.1	11.1	—	11.1
Outstanding exposure:
Par	$450	$(101)	$406	$(92)	$1,701	$(261)	$2,103	—	$2,103
Interest	153	(45)	395	(91)	822	(158)	1,076	—	1,076
Total (2)	$603	$(146)	$801	$(183)	$2,523	$(419)	$3,179	$—	$3,179
Expected cash outflows (inflows)	$36	$(2)	$53	$(11)	$1,553	$(237)	$1,392	$(35)	$1,357
Potential recoveries (3)	(357)	52	—	—	(930)	71	(1,164)	33	(1,131)
Subtotal	(321)	50	53	(11)	623	(166)	228	(2)	226
Discount	5	(1)	(8)	2	(66)	25	(43)	1	(42)
Present value of expected cash flows	$(316)	$49	$45	$(9)	$557	$(141)	$185	$(1)	$184
Deferred premium revenue	$25	$(1)	$22	$(4)	$341	$(6)	$377	$(3)	$374
Reserves (salvage)	$(327)	$49	$28	$(6)	$302	$(134)	$(88)	$3	$(85)

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2019

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	74	(16)	18	(5)	105	(26)	197	—	197
Remaining weighted-average period (in years)	6.9	7.9	19.6	20.0	11.0	12.9	11.3	—	11.3
Outstanding exposure:
Par	$449	$(99)	$411	$(92)	$1,859	$(281)	$2,247	$—	$2,247
Interest	177	(51)	419	(97)	956	(172)	1,232	—	1,232
Total (2)	$626	$(150)	$830	$(189)	$2,815	$(453)	$3,479	$—	$3,479
Expected cash outflows (inflows)	$36	$(2)	$57	$(12)	$1,792	$(246)	$1,625	$(36)	$1,589
Potential recoveries (3)	(259)	31	(2)	—	(1,085)	97	(1,218)	32	(1,186)
Subtotal	(223)	29	55	(12)	707	(149)	407	(4)	403
Discount	18	(3)	(15)	3	(129)	36	(90)	2	(88)
Present value of expected cash flows	$(205)	$26	$40	$(9)	$578	$(113)	$317	$(2)	$315
Deferred premium revenue	$28	$(1)	$22	$(4)	$374	$(6)	$413	$(4)	$409
Reserves (salvage)	$(216)	$25	$23	$(5)	$299	$(107)	$19	$2	$21
___________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)    Includes amounts related to FG VIEs.

(3)    Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

5.    Reinsurance

    The Company assumes business (Assumed Business) from affiliated companies, as well as non-affiliated companies, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business (Legacy Monoline Insurers), and may cede portions of exposure it has insured (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company, if required, secures its reinsurance obligations to these Legacy Monoline Insurers, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a U.S. statutory basis. The Company currently secures its reinsurance obligations to Assured Guaranty (Europe) plc (AGE UK) by depositing assets in trust with a market value determined by a methodology agreed with the ceding company and accepted by the Prudential Regulation Authority. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

The Company’s facultative and treaty assumed agreements with the Legacy Monoline Insurers are generally subject to termination at the option of the ceding company:

•if the Company fails to meet certain financial and regulatory criteria;
•if the Company fails to maintain a specified minimum financial strength rating, or
•upon certain changes of control of the Company.

Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a U.S. statutory basis, attributable to the Assumed Business (plus, in certain cases, an additional required amount), after which the Company would be released from liability with respect to such business.

As of September 30, 2020, if each non-affiliated company ceding business to AGC had a right to recapture such business, and chose to exercise such right, the aggregate amount that AGC could be required to pay to all such companies would be approximately $247 million.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

Effect of Reinsurance

The following table presents the components of premiums and losses reported in the condensed consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(in millions)
Premiums Written:
Direct	$1	$—	$32	$7
Assumed (1)	—	1	(1)	(8)
Ceded (2)	(1)	(1)	(12)	(2)
Net	$—	$—	$19	$(3)
Premiums Earned:
Direct	$17	$35	$61	$91
Assumed	12	14	35	46
Ceded (2)	(7)	(13)	(24)	(38)
Net	$22	$36	$72	$99
Loss and LAE:
Direct	$18	$28	$84	$61
Assumed	5	1	13	13
Ceded (2)	(24)	(6)	(36)	(18)
Net	$(1)	$23	$61	$56
____________________
(1)    Negative assumed premiums written were due to terminations and changes in expected debt service schedules.

(2)    Ceded amounts mainly consist of cessions to affiliates.

Ceded Reinsurance (1)

	As of September 30, 2020		As of December 31, 2019
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Ceded premium payable, net of commissions	$85	$—	$89	$—
Ceded expected loss to be recovered	100	—	98	—
Ceded unearned premium reserve	205	2	216	3
Ceded par outstanding (2)	11,429	26	13,108	99
____________________
(1)    There was no collateral posted by non-affiliated reinsurers as of September 30, 2020 and December 31, 2019. The total collateral posted by affiliated reinsurers was $201 million and $186 million as of September 30, 2020 and December 31, 2019, respectively.

(2)    Of the total par ceded to a non-affiliated reinsurer, none is rated BIG as of either September 30, 2020 or December 31, 2019. Of the total ceded par to affiliates, $472 million and $492 million is rated BIG as of September 30, 2020 and December 31, 2019, respectively.

6.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During Nine Months 2020, no changes were made to the Company’s valuation models that had, or are expected to have, a material impact on the Company’s condensed consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

    There was a transfer of a fixed-maturity security from Level 3 into Level 2 during Nine Months 2020. The amount of the transfer was de minimis. There were no other transfers into or from Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of fixed-maturity securities in the investment portfolio is generally based on prices received from third-party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

    Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy as their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

    As of September 30, 2020, the Company used models to price 58 securities, including securities that were purchased or obtained for loss mitigation or other risk management purposes, with a Level 3 fair value of $494 million. All Level 3 securities were priced with the assistance of an independent third party. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds; severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Assets

Committed Capital Securities (CCS)

AGC has entered into put agreements with four separate custodial trusts allowing AGC to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. Each custodial trust was created for the primary purpose of issuing $50 million face amount of CCS, investing the proceeds in high-quality assets and entering into put options with AGC.

The fair value of CCS, which is recorded in "other assets" on the condensed consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under the AGC CCS agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security. The change in fair value of the AGC CCS is recorded in "fair value gains (losses) on committed capital securities" in the condensed consolidated statements of operations. The estimated current cost of the Company’s CCS is based on several factors, including AGC CDS spreads, LIBOR curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding. The AGC CCS are classified as Level 3 in the fair value hierarchy.

Contracts Accounted for as Credit Derivatives

    The Company’s credit derivatives primarily consist of insured CDS contracts, and also include interest rate swaps that qualify as derivatives under GAAP, which require fair value measurement with changes recorded in the statement of operations. The Company did not enter into CDS contracts with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

    The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company's credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and how the Company’s own credit spread affects the pricing of its transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at September 30, 2020 were such that market prices of the Company’s CDS contracts were not available.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules. The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided or obtained from market sources. The bank profit represents the profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the Company’s credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

    With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. It is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.
Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees.

Management obtains this information as the result of direct communication with these sources as part of the valuation process. The following spread hierarchy is utilized in determining which source of gross spread to use.

•Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•Transactions priced or closed during a specific quarter within a specific asset class and specific rating.

•Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company's CDS contracts.

•Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

    The rates used to discount future expected premium cash flows ranged from 0.22% to 1.06% at September 30, 2020 and 1.69% to 2.08% at December 31, 2019.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its transactions. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on AGC as reflected by quoted market prices on CDS referencing AGC. For credit spreads on AGC’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS transactions that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a transaction generally decreases.

In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given market conditions and the Company’s own credit spreads, de minimis amounts, based on fair value, of the Company's CDS contracts were fair valued using this minimum premium as of September 30, 2020 and December 31, 2019. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when AGC's credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties periodically. The implied credit risk of AGC, indicated by the trading level of AGC’s own credit spread, is a significant factor in the amount of exposure to AGC that a bank or transaction hedges. When AGC's credit spreads widen, the hedging cost of a bank or originator increases. Higher hedging costs reduce the amount of contractual cash flows AGC can capture as premium for selling its protection, while lower hedging costs increase the amount of contractual cash flows AGC can capture.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are less than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the LIBOR corresponding to the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•    The model takes into account the transaction structure and the key drivers of market value.

•    The model maximizes the use of market-driven inputs whenever they are available.

•    The model is a consistent approach to valuing positions.

The primary weaknesses of the Company’s CDS modeling techniques are:

•    There is no exit market or any actual exit transactions; therefore, the Company’s exit market is a hypothetical one based on the Company’s entry market.

•    There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•    The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•    Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy. The prices are generally determined with the assistance of an independent third party, based on a discounted cash flow approach. The net change in the fair value of consolidated FG VIEs’ assets and liabilities is recorded in "other income (loss)" in the condensed consolidated statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in instrument-specific credit risk (ISCR) which is separately presented in other comprehensive income (OCI). Interest income and interest expense are derived from the trustee reports and also included in "other income (loss)." The FG VIEs issued securities typically collateralized by first lien and second lien RMBS as well as other structured credit.

    The fair value of the Company’s FG VIEs’ assets is generally sensitive to changes in estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and, as applicable, house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could have materially changed the market value of the FG VIEs’ assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIEs’ assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically could lead to a decrease in the fair value of FG VIEs’ assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIEs’ assets. The third party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third party, on comparable bonds.

The models used to price the FG VIEs’ liabilities generally apply the same inputs used in determining fair value of FG VIEs’ assets. For those liabilities insured by the Company, the benefit of the Company's insurance policy guaranteeing the timely payment of principal and interest is also taken into account.

Significant changes to any of the inputs described above could have materially changed the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit of the Company’s insurance policy guaranteeing the timely payment of principal and interest for the insured tranches of debt issued by the FG VIEs. In general, extending the timing of expected loss payments by the Company into the future typically could lead to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIEs’ liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically could lead to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIEs’ liabilities with recourse.

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of September 30, 2020

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,453	$—	$1,387	$66
U.S. government and agencies	54	—	54	—
Corporate securities	352	—	352	—
Mortgage-backed securities:
RMBS	41	—	29	12
Commercial mortgage-backed securities (CMBS)	33	—	33	—
Asset-backed securities	431	—	15	416
Total fixed-maturity securities	2,364	—	1,870	494
Short-term investments	104	104	—	—
Other invested assets	1	—	—	1
FG VIEs’ assets, at fair value	51	—	—	51
Other assets (1)	61	—	—	61
Total assets carried at fair value	$2,581	$104	$1,870	$607
Liabilities:
Credit derivative liabilities	$156	$—	$—	$156
FG VIEs’ liabilities, at fair value (2)	51	—	—	51
Total liabilities carried at fair value	$207	$—	$—	$207

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2019

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,641	$—	$1,569	$72
U.S. government and agencies	53	—	53	—
Corporate securities	341	—	341	—
Mortgage-backed securities:
RMBS	57	—	43	14
CMBS	40	—	40	—
Asset-backed securities	434	—	23	411
Total fixed-maturity securities	2,566	—	2,069	497
Short-term investments	88	83	5	—
Other invested assets	1	—	—	1
FG VIEs’ assets, at fair value	49	—	—	49
Other assets (1)	63	—	—	63
Total assets carried at fair value	$2,767	$83	$2,074	$610
Liabilities:
Credit derivative liabilities	$190	$—	$—	$190
FG VIEs’ liabilities, at fair value (2)	48	—	—	48
Total liabilities carried at fair value	$238	$—	$—	$238
____________________
(1)    Includes credit derivative assets and CCS.

(2)    Includes FG VIEs' liabilities, at fair value with recourse of $50 million and $47 million as of September 30, 2020 and December 31, 2019, respectively, and without recourse of $1 million and $1 million as of September 30, 2020 and December 31, 2019.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during Third Quarter 2020 and 2019 and Nine Months 2020 and 2019.

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Third Quarter 2020

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (4)		FG VIEs’ Liabilities, at Fair Value (7)
	(in millions)
Fair value as of June 30, 2020	$65		$12		$375		$52		$42		$(132)		$(52)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	2	(1)	1	(1)	7	(1)	1	(2)	(6)	(3)	(2)	(5)	(1)	(2)
Other comprehensive income (loss)	—		—		19		—		—		—		—
Purchases	—		—		25		—		—		—		—
Sales	—		—		(8)		—		—		—		—
Settlements	(1)		(1)		(2)		(2)		—		4		2
FG VIE consolidation	—		—		—		—		—		—		—
Fair value as of September 30, 2020	$66		$12		$416		$51		$36		$(130)		$(51)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of September 30, 2020							$1	(2)	$(6)	(3)	$—	(5)	$—	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of September 30, 2020	$—		$—		$19								$—

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Third Quarter 2019

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS	Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (4)		FG VIEs’ Liabilities, at Fair Value (7)
	(in millions)
Fair value as of June 30, 2019	$67		$15	$405		$103		$45		$(183)		$(103)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	2	(1)	—	7	(1)	2	(2)	(7)	(3)	5	(5)	—
Other comprehensive income (loss)	(1)		—	(3)		—		—		—		—
Purchases	5		—	—		—		—		—		—
Settlements	—		(1)	(8)		(53)		—		2		52
Fair value as of September 30, 2019	$73		$14	$401		$52		$38		$(176)		$(51)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of September 30, 2019						$1	(2)	$(7)	(3)	$7	(5)	$—
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of September 30, 2019	$(1)		$—	$(2)				$—				$—

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Nine Months 2020

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (4)		FG VIEs’ Liabilities, at Fair Value (7)
	(in millions)
Fair value as of December 31, 2019	$72		$14		$411		$49		$29		$(155)		$(48)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	2	(1)	1	(1)	20	(1)	—		7	(3)	22	(5)	(1)	(2)
Other comprehensive income (loss)	(7)		(1)		(17)		—		—		—		1
Purchases	—		—		28		—		—		—		—
Sales	—		—		(18)		—		—		—		—
Settlements	(1)		(2)		(8)		(9)		—		3		8
FG VIE consolidations	—		—		—		11		—		—		(11)
Fair value as of September 30, 2020	$66		$12		$416		$51		$36		$(130)		$(51)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of September 30, 2020							$1	(2)	$7	(3)	$25	(5)	$(1)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of September 30, 2020	$(7)		$—		$(15)								$1

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Nine Months 2019

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS	Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (4)		FG VIEs’ Liabilities, at Fair Value (7)
	(in millions)
Fair value as of December 31, 2018	$61		$17	$648		$101		$40		$(156)		$(109)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	3	(1)	—	47	(1)	15	(2)	(2)	(3)	(25)	(5)	(5)	(2)
Other comprehensive income (loss)	4		—	(89)		—		—		—		1
Purchases	5		—	6		—		—		—		—
Settlements	—		(3)	(211)		(64)		—		5		62
Fair value as of September 30, 2019	$73		$14	$401		$52		$38		$(176)		$(51)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of September 30, 2019						$14	(2)	$(2)	(3)	$(20)	(5)	$(6)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of September 30, 2019	$4		$—	$6				$—				$1
____________________
(1)    Included in net realized investment gains (losses) and net investment income.

(2)    Included in other income (loss).

(3)    Recorded in fair value gains (losses) on committed capital securities and other income (loss).

(4)    Represents the net position of credit derivatives. Credit derivative assets (recorded in other assets) and credit derivative liabilities (presented as a separate line item) are shown as either assets or liabilities in the condensed consolidated balance sheet based on net exposure by transaction.

(5)    Reported in net change in fair value of credit derivatives.

(6)    Includes CCS and other invested assets.

(7)    Include FG VIEs' liabilities with recourse and FG VIEs' liabilities without recourse.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At September 30, 2020

Financial Instrument Description (1)	Fair Value at September 30, 2020 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$66	Yield	6.6%	-	37.6%	9.5%

RMBS	12	CPR	1.1%	-	15.0%	11.8%
		CDR	1.5%	-	7.5%	5.6%
		Loss severity	45.0%	-	125.0%	88.3%
		Yield	3.8%	-	6.5%	5.8%
Asset-backed securities:
Life insurance transactions	327	Yield	5.4%

CLOs	51	Discount margin	1.1%	-	3.1%	2.0%

Others	38	Yield	3.1%	-	11.4%	11.3%

FG VIEs’ assets, at fair value	51	CPR	1.6%	-	13.8%	8.2%
		CDR	3.4%	-	7.4%	5.8%
		Loss severity	75.0%	-	100.0%	81.3%
		Yield	4.1%	-	7.7%	5.4%

Other assets	35	Implied yield	4.5%
		Term (years)	10 years

Credit derivative liabilities, net	(130)	Year 1 loss estimates	0.0%	-	85.0%	2.4%
		Hedge cost (in basis points (bps))	20.0	-	105.0	32.0
		Bank profit (in bps)	48.0	-	285.0	113.0
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(51)	CPR	1.6%	-	13.8%	8.2%
		CDR	3.4%	-	7.4%	5.8%
		Loss severity	75.0%	-	100.0%	81.3%
		Yield	1.7%	-	5.3%	3.3%
___________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)    Excludes an investment recorded in other invested assets with fair value of $1 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2019

Financial Instrument Description (1)	Fair Value at December 31, 2019 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$72	Yield	6.0%	-	31.1%	8.4%

RMBS	14	CPR	3.8%	-	15.0%	9.9%
		CDR	1.5%	-	6.6%	4.9%
		Loss severity	40.0%	-	125.0%	85.5%
		Yield	4.0%	-	6.1%	5.6%
Asset-backed securities:
Life insurance transactions	319	Yield	5.8%

CLO/Trust preferred securities	41	Yield	2.5%	-	4.1%	2.9%

Others	51	Yield	2.3%	-	9.4%	9.3%

FG VIEs’ assets, at fair value	49	CPR	3.8%	-	11.5%	9.4%
		CDR	6.1%	-	7.4%	6.8%
		Loss severity	70.0%	-	100.0%	92.8%
		Yield	4.1%	-	5.9%	5.1%

Other assets	28	Implied yield	5.8%
		Term (years)	10 years

Credit derivative liabilities, net	(155)	Year 1 loss estimates	0.0%	-	46.0%	1.5%
		Hedge cost (in bps)	5.0	-	31.0	11.0
		Bank profit (in bps)	51.0	-	212.0	82.0
		Internal floor (in bps)	30.0
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(48)	CPR	3.8%	-	11.5%	9.4%
		CDR	6.1%	-	7.4%	6.8%
		Loss severity	70.0%	-	100.0%	92.8%
		Yield	3.1%	-	5.9%	3.7%
___________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)    Excludes an investment recorded in other invested assets with fair value of $1 million.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Loan Receivable from Parent

    The fair value of the loan receivable from affiliate was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to AGM was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the note payable to AGM was classified as Level 3.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of September 30, 2020		As of December 31, 2019
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets (liabilities):
Loan receivable from parent	$88	$104	$88	$95
Other assets (1)	26	26	25	25
Financial guaranty insurance contracts (2)	(374)	(1,031)	(539)	(1,201)
Note payable to affiliate	(300)	(361)	(300)	(326)
Other liabilities (1)	(8)	(8)	(2)	(2)
____________________
(1)    The Company’s other assets and other liabilities consist of accrued interest, receivables for securities sold and payables for securities purchased, for which the carrying value approximates fair value.

(2)    Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses and salvage and subrogation and other recoverables net of reinsurance.

7.    Investments and Cash

Accounting Policy

    Refer to Note 1, Business and Basis of Presentation for a description of new accounting guidance adopted as of January 1, 2020 related to credit impairment of financial assets.

Investment Portfolio

As of September 30, 2020, the majority of the investment portfolio is managed by three outside managers and Assured Investment Management LLC (AssuredIM). The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The externally managed portfolio must maintain a minimum average rating of A+ by S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P) or A1 by Moody’s Investors Service Inc. (Moody's).

The investment portfolio tables shown below include assets managed externally, by affiliates, and internally. AGC's affiliate, AssuredIM, manages securities under an Investment Management Agreement (IMA). The internally managed portfolio primarily consists of the Company's investments in (i) securities acquired for loss mitigation purposes or other risk management purposes, and (ii) may also include certain other alternative investments, including both equity and debt securities, that the Company believes present an attractive investment opportunity.

In the second quarter of 2020, AGC, AGM and MAC entered into an IMA with AssuredIM for the management a portfolio of municipal obligations and a portfolio of CLOs. As of September 30, 2020, they have together allocated $250 million to municipal obligation strategies and $263 million to CLO strategies, with authorization to allocate an additional $37 million to CLO strategies. As of September 30, 2020, AGC allocated $100 million to municipal obligation strategies and $25 million to CLO strategies.

AGC, AGM and MAC together allocated $500 million to be invested in AssuredIM funds through AGAS. In October 2019, AGC contributed $175 million to AGAS, with AGM and MAC contributing $325 million. As of September 30, 2020, AGAS had invested approximately $352 million, net of distributions, of the $500 million it intends to invest in AssuredIM funds. AGAS's remaining commitment to AssuredIM funds was $106 million as of September 30, 2020. The total undrawn committed capital and uncommitted AGAS investments totaled $148 million as of September 30, 2020. As of September 30, 2020, the fair value of AGAS's investments across four AssuredIM funds was $379 million.

One of the Company's strategies for mitigating losses has been to purchase loss mitigation securities at discounted prices. The Company also holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of the financial guaranties (other risk management assets).

Investment Portfolio
Carrying Value

	As of
	September 30, 2020	December 31, 2019
	(in millions)
Fixed-maturity securities (1):
Externally managed	$1,786	$2,101
AssuredIM managed	125	—
Internally managed	453	465
Short-term investments	104	88
Equity method investments:
MAC Holdings (see Note 8)	215	208
AGAS (see Note 8)	185	175
Other	9	8
Other invested assets	1	1
Total	$2,878	$3,046
___________________
(1)    16.6% and 15.6% of fixed-maturity securities are rated BIG as of September 30, 2020 and December 31, 2019, respectively.

In October 2019, AGC provided loans of $87.5 million to Assured Guaranty US Holdings Inc. (AGUS) to help fund a portion of AGUS's acquisition of BlueMountain Capital Management, LLC and its associated entities, now known as AssuredIM.

Accrued investment income, which is recorded in other assets, was $26 million and $23 million as of September 30, 2020 and December 31, 2019, respectively. In Nine Months 2020, the Company did not write off any accrued investment income.

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of September 30, 2020

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Pre-tax Gain (Loss) on Securities with Credit Loss	Weighted Average Credit Rating (3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	58%	$1,328	$(11)	$137	$(1)	$1,453	$—	AA-
U.S. government and agencies	2	53	—	1	—	54	—	AA+
Corporate securities	14	322	—	30	—	352	—	A-
Mortgage-backed securities (4):
RMBS	2	39	(1)	3	—	41	—	A-
CMBS	1	30	—	3	—	33	—	AAA
Asset-backed securities	18	419	(6)	21	(3)	431	(3)	B-
Total fixed-maturity securities	95	2,191	(18)	195	(4)	2,364	(3)	A-
Short-term investments	5	104	—	—	—	104	—	AAA
Total	100%	$2,295	$(18)	$195	$(4)	$2,468	$(3)	A-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2019

Security Type	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating (3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	61%	$1,518	$124	$(1)	$1,641	$30	AA-
U.S. government and agencies	2	52	1	—	53	—	AA+
Corporate securities	13	326	15	—	341	—	A-
Mortgage-backed securities (4):
RMBS	2	55	3	(1)	57	—	A
CMBS	2	38	2	—	40	—	AAA
Asset-backed securities	16	399	36	(1)	434	(1)	B-
Total fixed-maturity securities	96	2,388	181	(3)	2,566	29	A
Short-term investments	4	88	—	—	88	—	AAA
Total	100%	$2,476	$181	$(3)	$2,654	$29	A
___________________
(1)    Based on amortized cost.

(2)    Accumulated OCI (AOCI).

(3)    Ratings represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio primarily consists of high-quality, liquid instruments.

(4)    U.S. government-agency obligations were approximately 43% of mortgage backed securities as of September 30, 2020 and 50% as of December 31, 2019, based on fair value.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
For Which an Allowance for Credit Loss was Not Recorded
As of September 30, 2020

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$53	$(1)	$—	$—	$53	$(1)
Corporate securities	5	—	—	—	5	—
Mortgage-backed securities:
RMBS	—	—	1	—	1	—
Asset-backed securities	9	—	7	—	16	—
Total	$67	$(1)	$8	$—	$75	$(1)
Number of securities		28		8		36

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2019

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$23	$(1)	$—	$—	$23	$(1)
Corporate securities	23	—	5	—	28	—
Mortgage-backed securities:
RMBS	2	—	12	(1)	14	(1)
CMBS	—	—	3	—	3	—
Asset-backed securities	5	—	57	(1)	62	(1)
Total	$53	$(1)	$77	$(2)	$130	$(3)
Number of securities		26		35		61
Number of securities with OTTI		—		3		3

    Of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, four securities had unrealized losses in excess of 10% of their carrying value as of September 30, 2020. The total unrealized loss for these securities was $62 thousand as of September 30, 2020. The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of September 30, 2020 were not related to credit quality. In addition, the Company currently does not intend to and is not required to sell investments in an unrealized loss position prior to expected recovery in value.

    Of the securities in an unrealized loss position for 12 months or more as of December 31, 2019, two securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities was $0.4 million as of December 31, 2019. The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company determined that the unrealized losses recorded as of December 31, 2019 were not related to credit quality.

    The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of September 30, 2020 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of September 30, 2020

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$49	$49
Due after one year through five years	252	266
Due after five years through 10 years	561	604
Due after 10 years	1,260	1,371
Mortgage-backed securities:
RMBS	39	41
CMBS	30	33
Total	$2,191	$2,364

Based on fair value, investments and restricted assets that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise pledged or restricted totaled $102 million and $97 million, as of September 30, 2020 and December 31, 2019, respectively. In addition, the total collateral required to be funded into a reinsurance trust account by AGC for the benefit of AGE UK and Assured Guaranty (Europe) SA as of September 30, 2020 was $341 million, based on fair value. The total collateral required to be funded into a reinsurance trust account by AGC for the benefit of AGE UK as of December 31, 2019 was $330 million, based on fair value.

Net Investment Income

    Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. Net investment income includes the income earned on fixed-maturity securities, short-term investments, loan receivable from parent and other invested assets (excluding investments accounted for under the equity method, which are recorded in equity in earnings of investees in the condensed consolidated statements of operations). The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets.

Net Investment Income

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(in millions)
Interest income:
Externally managed	$14	$17	$49	$53
AssuredIM managed	1	—	1	—
Internally managed	9	12	27	57
Interest income on loan receivable from parent	—	—	2	—
Gross investment income	24	29	79	110
Investment expenses	—	—	(1)	(1)
Net investment income	$24	$29	$78	$109

Realized Investment Gains (Losses)

    The table below presents the components of net realized investment gains (losses). Realized gains and losses on sales of investments are determined using the specific identification method.

Net Realized Investment Gains (Losses)

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(in millions)
Gross realized gains on available-for-sale securities	$3	$2	$8	$5
Gross realized losses on available-for-sale securities	—	(1)	(3)	(1)
Credit impairments	—	—	(1)	(1)
Net realized investment gains (losses)	$3	$1	$4	$3

    The proceeds from sales of fixed-maturity securities classified as available-for-sale were $49 million in Third Quarter 2020, $55 million in Third Quarter 2019, $200 million in Nine Months 2020 and $220 million in Nine Months 2019.

    The following table presents the roll-forward of the credit losses on fixed-maturity securities for which the Company has recognized an allowance for credit losses in 2020 or an OTTI and for which unrealized loss was recognized in OCI for 2019.

Roll Forward of Credit Losses
for Fixed-Maturity Securities

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(in millions)
Balance, beginning of period	$18	$10	$—	$13
Effect of adoption of accounting guidance on credit losses on January 1, 2020	—	—	17	—
Additions (reductions) for credit losses on securities for which credit impairments were previously recognized	—	—	1	—
Reductions for securities sold and other settlements	—	—	—	(3)
Balance, end of period	$18	$10	$18	$10

8.     Investments in MAC Holdings and AGAS

Summarized Financial Information

    The table below presents summarized financial information for MAC Holdings and AGAS for Third Quarter 2020 and 2019, and Nine Months 2020 and 2019. AGC owns approximately 39% of the outstanding MAC Holdings common stock and a 35% interest in AGAS.

Statement of Operations Data

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(in millions)
Total revenues
MAC Holdings	$12	$18	$37	$54
AGAS	—	—	2	—
Net income (loss)
MAC Holdings	13	13	29	36
AGAS	13	—	28	—

9.    Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). The credit derivative portfolio also includes interest rate swaps.

Credit derivative transactions are governed by International Swaps and Derivatives Association, Inc. documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

    The components of the Company’s credit derivative net par outstanding are presented in the table below. The estimated remaining weighted average life of credit derivatives was 12.3 years and 12.0 years as of September 30, 2020 and December 31, 2019, respectively.

Credit Derivatives (1)

	As of September 30, 2020		As of December 31, 2019
	Net Par Outstanding	Net Fair Value Asset (Liability)	Net Par Outstanding	Net Fair Value Asset (Liability)
	(in millions)
U.S. public finance	$1,122	$(58)	$1,120	$(79)
Non-U.S. public finance	1,282	(18)	1,507	(22)
U.S. structured finance	922	(49)	1,035	(49)
Non-U.S. structured finance	129	(5)	133	(5)
Total	$3,455	$(130)	$3,795	$(155)
____________________
(1)    Expected recoveries were $12 million as of September 30, 2020 and $5 million as of December 31, 2019.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of September 30, 2020		As of December 31, 2019
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$882	25.5%	$961	25.3%
AA	1,460	42.3	1,492	39.3
A	330	9.5	525	13.8
BBB	679	19.7	707	18.7
BIG (1)	104	3.0	110	2.9
Credit derivative net par outstanding	$3,455	100.0%	$3,795	100.0%
____________________
(1)     All BIG credit derivatives are U.S. RMBS transactions.

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gains (Losses)

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(in millions)
Realized gains on credit derivatives	$1	$1	$3	$3
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(4)	(3)	(6)	(8)
Realized gains (losses) and other settlements	(3)	(2)	(3)	(5)
Net unrealized gains (losses)	1	7	25	(20)
Net change in fair value of credit derivatives	$(2)	$5	$22	$(25)

During Nine Months 2020, unrealized gains were generated primarily as a result of the increased cost to buy protection on AGC, as the market cost of AGC's credit protection increased during the period. These gains were partially offset by the wider spreads of the underlying collateral and lower discount rates. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, increased, the implied spreads that the Company (or another comparable entity) would expect to receive on these transactions decreased.

    During Nine Months 2019,unrealized fair value losses were generated primarily as a result of wider implied net spreads driven by the decreased market cost to buy protection in AGC’s name during the period. These unrealized losses were offset by price improvements of certain referenced securities.

    The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGC (in bps)

	As of September 30, 2020	As of June 30, 2020	As of December 31, 2019	As of September 30, 2019	As of June 30, 2019	As of December 31, 2018
Five-year CDS spread	140	159	41	56	56	110
One-year CDS spread	27	32	9	14	13	22

Fair Value of Credit Derivative Assets (Liabilities)
and Effect of AGC
Credit Spread

	As of September 30, 2020	As of December 31, 2019
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(299)	$(218)
Plus: Effect of AGC credit spread	169	63
Net fair value of credit derivatives	$(130)	$(155)

    The fair value of CDS contracts at September 30, 2020, before considering the benefit applicable to AGC’s credit spread, is a direct result of the relatively wide credit spreads of certain underlying credits generally due to the long tenor of these credits.

Collateral Posting for Certain Credit Derivative Contracts

The transaction documentation with one counterparty for $123 million in CDS gross par insured by the Company requires the Company to post collateral, subject to a $123 million cap, to secure its obligation to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. As of September 30, 2020, AGC did not need to post collateral to satisfy these requirements.

10.    Variable Interest Entities

    The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs but does not act as the servicer or collateral manager for any VIE obligations it guarantees. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the Company's financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by the VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to VIEs generate interest income that are in excess of the interest payments on the debt issued by the VIE. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the VIE (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on FG VIEs’ liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero by maturity of the FG VIEs’ debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 3, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, AGC, under its insurance contract, obtains certain protective rights with respect to the VIE that give AGC additional controls over a VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, AGC typically is not deemed to control a VIE; however, once a trigger event occurs, AGC's control of the VIE typically increases. AGC continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by AGC and, accordingly, where AGC is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. AGC is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to AGC's financial guaranty contracts. If the protective rights that could make AGC the control party have not been triggered, then the VIE is not consolidated. If AGC is deemed no longer to have those protective rights, the VIE is deconsolidated.

The Company has elected the fair value option for assets and liabilities of the FG VIEs' because the carrying amount transition method was not practical.

Consolidated FG VIEs

    As of September 30, 2020 and December 31, 2019, the Company consolidated seven and six FG VIEs, respectively. There was one new FG VIE consolidation for Nine Months 2020. During Nine Months 2019 two FG VIEs matured.

The change in the ISCR of the FG VIEs’ assets held as of September 30, 2020 that was recorded in the condensed consolidated statements of operations for Third Quarter 2020 and Nine Months 2020 were gains of $0.3 million and $1 million, respectively. The change in the ISCR of the FG VIEs’ assets for Third Quarter 2019 and Nine Months 2019 were gains of $1 million and $10 million, respectively. To calculate ISCR, the change in the fair value of the FG VIEs’ assets is allocated between changes that are due to ISCR and changes due to other factors, including interest rates. The ISCR amount is determined by using expected cash flows at the original date of consolidation discounted at the effective yield less current expected cash flows discounted at that same original effective yield.

    The inception to date change in fair value of the FG VIEs’ liabilities with recourse attributable to the ISCR is calculated by holding all current period assumptions constant for each security and isolating the effect of the change in the Company’s CDS spread from the most recent date of consolidation to the current period. In general, if the Company’s CDS spread tightens, more value will be assigned to the Company’s credit; however, if the Company’s CDS widens, less value is assigned to the Company’s credit.

	As of
	September 30, 2020	December 31, 2019
	(in millions)
Excess of unpaid principal over fair value of:
FG VIEs’ assets	$28	$29
FG VIEs’ liabilities with recourse	3	4
FG VIEs’ liabilities without recourse	1	1
Unpaid principal balance for FG VIEs’ assets that were 90 days or more past due	7	7
Unpaid principal for FG VIEs’ liabilities with recourse (1)	54	51
____________________
(1)    FG VIEs’ liabilities with recourse will mature at various dates ranging from 2023 to 2038.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the condensed consolidated financial statements, segregated by the types of assets that collateralize the respective debt obligations for FG VIEs’ liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of September 30, 2020		As of December 31, 2019
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$15	$14	$18	$17
U.S. RMBS second lien	24	24	30	30
Other	11	12	—	—
Total with recourse	50	50	48	47
Without recourse	1	1	1	1
Total	$51	$51	$49	$48

Effect of Consolidation of FG VIEs

    The effect on the statements of operations and financial condition of consolidating FG VIEs includes (i) changes in fair value gains (losses) on FG VIEs’ assets and liabilities, (ii) the elimination of premiums and losses related to the FG VIEs’ liabilities with recourse and (iii) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIEs’ debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

    The cash flows generated by the FG VIEs’ assets are classified as cash flows from investing activities. Paydowns of FG VIEs' liabilities are supported by the cash flows generated by FG VIEs’ assets, and for liabilities with recourse, possibly claim payments made by AGC under its financial guaranty insurance contracts. Paydowns of FG VIEs' liabilities both with and without recourse are classified as cash flows used in financing activities. Interest income, interest expense and other expenses of the FG VIEs’ assets and liabilities are classified as operating cash flows. Claim payments made by AGC under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIEs’ liabilities and as a financing activity as opposed to an operating activity of AGC.

Effect of Consolidating FG VIEs
on the Condensed Consolidated Balance Sheets
Increase (Decrease)

	As of
	September 30, 2020	December 31, 2019
	(in millions)
Assets
Fixed maturity securities and short-term investments	$(6)	$(7)
Premiums receivable, net of commissions payable	(4)	(4)
Salvage and subrogation recoverable	(6)	(5)
Deferred tax assets, net (1)	2	2
FG VIEs’ assets, at fair value	51	49
Total assets	$37	$35
Liabilities and shareholder’s equity
Unearned premium reserve	(4)	(4)
Loss and LAE reserve	(3)	(3)
FG VIEs’ liabilities, at fair value (2)	51	48
Total liabilities	44	41

Retained earnings	(4)	(1)
Accumulated other comprehensive income	(3)	(5)
Total shareholder’s equity	(7)	(6)
Total liabilities and shareholder’s equity	$37	$35
____________________
(1)    Included in other assets on the condensed consolidated balance sheets.

(2)    Includes FG VIEs' liabilities, at fair value with recourse of $50 million and $47 million as of September 30, 2020 and December 31, 2019, respectively, and without recourse of $1 million as of both September 30, 2020 and December 31, 2019.

Effect of Consolidating FG VIEs
on the Condensed Consolidated Statements of Operations
Increase (Decrease)

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(in millions)
Net earned premiums	$—	$(1)	$—	$(1)
Net investment income	—	—	(1)	—
Fair value gains (losses) on FG VIEs (1)	1	1	(1)	9
Loss and LAE	(1)	—	(1)	(6)
Effect on income before tax	—	—	(3)	2
Less: Tax provision (benefit)	—	—	—	—
Effect on net income (loss)	$—	$—	$(3)	$2
____________________
(1)    Included in other income (loss) on the condensed consolidated statements of operations.

For Third Quarter 2020 the fair value gains on FG VIEs were due to observed tightening in market credit spreads for the underlying collateral. For Nine Months 2020, the fair value losses on FG VIEs were primarily attributable to price depreciation due to the observed widening in the market spreads for the underlying collateral. For Third Quarter 2019 and Nine Months 2019, the primary driver of the gain was attributable to higher recoveries on second lien U.S. RMBS FG VIEs' assets.

Other Consolidated VIE

    The Company consolidates a VIE that was established as part of a loss mitigation negotiated settlement that resulted in the termination of the original insured financial guaranty insurance or credit derivative contract. The Company classifies the assets and liabilities of this VIE in the line items that most accurately reflect the nature of the items, as opposed to within the FG VIEs’ assets and FG VIEs’ liabilities. This VIE had assets of $95 million and liabilities of $12 million as of September 30, 2020 and assets of $91 million and liabilities of $12 million as of December 31, 2019, primarily recorded in the investment portfolio and credit derivative liabilities on the condensed consolidated balance sheets.

Non-Consolidated VIEs

    As described in Note 2, Outstanding Exposure, the Company monitors all policies in the insured portfolio. Of the approximately three thousand policies monitored as of September 30, 2020, approximately one thousand policies are not within the scope of FASB Accounting Standards Codification 810 because these financial guaranties relate to the debt obligations of governmental organizations or financing entities established by a governmental organization. The majority of the remaining policies involve transactions where the Company is not deemed to currently have control over the FG VIEs’ most significant activities. As of September 30, 2020 and December 31, 2019, the Company identified 74 and 82 policies, respectively, that contain provisions and experienced events that may trigger consolidation. Based on management’s assessment of these potential triggers or events, the Company consolidated seven and six FG VIEs as of September 30, 2020 and December 31, 2019, respectively. The Company’s exposure provided through its financial guaranties with respect to debt obligations of FG VIEs is included within net par outstanding in Note 2, Outstanding Exposure.

11.    Income Taxes

Overview

    The Company files its U.S. federal tax return as a part of the consolidated group for AGUS, its direct parent holding company. Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities) (1)

	As of September 30, 2020	As of December 31, 2019
	(in millions)
Deferred tax assets (liabilities)	$48	$65
Current tax assets (liabilities)	1	2
____________________
(1)     Included in other assets or other liabilities on the condensed consolidated balance sheets.

Valuation Allowance

    The Company has $13 million of foreign tax credit (FTC) carryovers from previous acquisitions for use against regular tax in future years. FTCs will begin to expire in 2020 and will fully expire by 2027. In analyzing the future realizability of FTCs, the Company notes limitations on future foreign source income due to overall foreign losses as negative evidence. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining deferred tax assets will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with the remaining net deferred tax assets. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Provision for Income Taxes

    The Company is taxed at the U.S. corporate income tax rate of 21%. The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in loss reserves, fair value of its credit derivatives and VIEs, and foreign exchange gains and losses which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2020. A discrete calculation of the provision is calculated for each interim period.

    A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Third Quarter		Nine Months
	2020	2019	2020	2019
	(in millions)
Expected tax provision (benefit)	$7	$6	$17	$19
Tax-exempt interest	(1)	(2)	(4)	(5)
Taxes on reinsurance	—	—	—	1
Change in liability for uncertain tax positions	(2)	(3)	(2)	(3)
Effect of provision to tax return filing adjustment	(1)	—	(1)	—
Other	2	—	2	(1)
Total provision (benefit) for income taxes	$5	$1	$12	$11
Effective tax rate	15.3%	5.2%	14.2%	12.5%

The expected tax provision (benefit) is calculated as the sum of pretax income multiplied by the statutory tax rate of the jurisdiction by which it will be taxed.

Audits

As of September 30, 2020, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2017 to present. In July 2020, the IRS issued a Revenue Agent Report for the 2016 tax year which did not identify any material adjustments. In September 2020, the Company received a letter from the Joint Committee on Taxation identifying no exceptions to the conclusions reached by the IRS to close the audit with no additional findings or changes. As a result the Company released, in Third Quarter 2020, previously recorded uncertain tax position reserves and accrued interest of approximately $2.3 million.

Uncertain Tax Positions

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued a de minimis amount for Nine Months 2020 and $0.2 million for the full year 2019. Due to the closing of the 2016 audit in Third Quarter 2020, the reserve for uncertain tax positions and related interest was released and as of September 30, 2020, the Company has accrued no interest. As of December 31, 2019, the Company has accrued $0.3 million of interest. The total amount of reserves for unrecognized, uncertain tax positions, including accrued interest, as of December 31, 2019 was $2.2 million. There were no reserves for unrecognized, uncertain tax positions as of September 30, 2020.

12.    Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company and its affiliates are involved in litigation with third parties to recover losses paid in prior periods or prevent or reduce losses in the future. For example, the

Company is involved in a number of legal actions in the Federal District Court for Puerto Rico to enforce or defend its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 2, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

    The Company also receives subpoenas duces tecum and interrogatories from regulators from time to time.

Litigation

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AG Financial Products Inc. (AGFP), an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, asserted a claim for breach of the implied covenant of good faith and fair dealing based on AGFP's termination of nine credit derivative transactions between LBIE and AGFP and asserted claims for breach of contract and breach of the implied covenant of good faith and fair dealing based on AGFP's termination of 28 other credit derivative transactions between LBIE and AGFP and AGFP's calculation of the termination payment in connection with those 28 other credit derivative transactions. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $4 million for the claims which were dismissed and approximately $25 million in connection with the termination of the other credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. AGFP filed a motion to dismiss the claims for breach of the implied covenant of good faith in LBIE's complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss in respect of the count relating to the nine credit derivative transactions and narrowed LBIE's claim with respect to the 28 other credit derivative transactions. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE's valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest. AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims, and on July 2, 2018, the court granted in part and denied in part AGFP’s motion. The court dismissed, in its entirety, LBIE’s remaining claim for breach of the implied covenant of good faith and fair dealing and also dismissed LBIE’s claim for breach of contract solely to the extent that it is based upon AGFP’s conduct in connection with the auction. With respect to LBIE’s claim for breach of contract, the court held that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. On October 1, 2018, AGFP filed an appeal with the Appellate Division of the Supreme Court of the State of New York, First Judicial Department, seeking reversal of the portions of the lower court's ruling denying AGFP’s motion for summary judgment with respect to LBIE’s sole remaining claim for breach of contract. On January 17, 2019, the Appellate Division affirmed the Supreme Court's decision, holding that the lower court correctly determined that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. At the suggestion of the court, LBIE and AGFP engaged in mediation of the matter in April 2019, but the mediation was unsuccessful. The trial, before Justice Marcy Friedman, originally scheduled for March 9, 2020, has been postponed due to COVID-19. Justice Friedman is set to retire at the end of 2020, at which time this matter would be reassigned to another commercial division justice. On November 3, 2020, LBIE moved to reopen its Chapter 15 case in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") and remove this action to the United States District Court for the Southern District of New York for assignment to the Bankruptcy Court. On December 1, 2020, AGFP opposed LBIE's motion to reopen its Chapter 15 case and moved to remand the action to the New York State Supreme Court.

13.    Shareholder's Equity

Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Third Quarter 2020

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in millions)
Balance, June 30, 2020	$156	$(4)	$(2)	$150
Other comprehensive income (loss) before reclassifications	20	3	—	23
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	—	3	—	3
Other income (loss)	—	—	—	—
Tax (provision) benefit	—	(1)	—	(1)
Total amount reclassified from AOCI, net of tax	—	2	—	2
Net current period other comprehensive income (loss)	20	1	—	21
Balance, September 30, 2020	$176	$(3)	$(2)	$171

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Third Quarter 2019

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in millions)
Balance, June 30, 2019	$126	$25	$(3)	$148
Other comprehensive income (loss) before reclassifications	17	(2)	(1)	14
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	2	(1)	—	1
Other income (loss)	—	—	(1)	(1)
Tax (provision) benefit	—	—	—	—
Total amount reclassified from AOCI, net of tax	2	(1)	(1)	—
Net current period other comprehensive income (loss)	15	(1)	—	14
Balance, September 30, 2019	$141	$24	$(3)	$162

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Nine Months 2020

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in millions)
Balance, December 31, 2019	$136	$23	$(3)	$156
Effect of adoption of accounting guidance on credit losses	25	(25)	—	—
Other comprehensive income (loss) before reclassifications	18	(1)	1	18
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	4	—	—	4
Other income (loss)	—	—	—	—
Tax (provision) benefit	(1)	—	—	(1)
Total amount reclassified from AOCI, net of tax	3	—	—	3
Net current period other comprehensive income (loss)	15	(1)	1	15
Balance, September 30, 2020	$176	$(3)	$(2)	$171

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Nine Months 2019

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Total AOCI
	(in millions)
Balance, December 31, 2018	$64	$79	$(4)	$139
Other comprehensive income (loss) before reclassifications	82	(46)	(1)	35
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	4	(1)	—	3
Net investment income	2	13	—	15
Other income (loss)	—	—	(2)	(2)
Tax (provision) benefit	(1)	(3)	—	(4)
Total amount reclassified from AOCI, net of tax	5	9	(2)	12
Net current period other comprehensive income (loss)	77	(55)	1	23
Balance, September 30, 2019	$141	$24	$(3)	$162

14.    Subsequent Events

    Subsequent events have been considered and disclosed if material through December 8, 2020, the date on which these financial statements were issued.